Exhibit 4.1

ATENTO LUXCO 1,
as the Company,

the GUARANTORS party hereto from time to time

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee

AND

WILMINGTON TRUST (LONDON) LIMITED,
in its capacity as Security Agent under the Intercreditor Agreement, as Security Agent

$500,000,000 8.000% Senior Secured Notes due 2026

INDENTURE

Dated as of February 10, 2021

TABLE OF CONTENTS

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EXHIBIT A Form of Global Restricted Note

EXHIBIT B Form of Supplemental Indenture

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INDENTURE dated as of February 10, 2021, among Atento Luxco 1, a public limited liability company (“société anonyme”) incorporated under the laws of the Grand Duchy of Luxembourg (the “Company”), the Initial Guarantors party hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) and WILMINGTON TRUST (LONDON) LIMITED, a limited company incorporated under the laws of England, as security agent (the “Security Agent”).

W I T N E S S E T H:

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) its $500,000,000 aggregate principal amount 8.000% Senior Secured Notes due 2026 (the “Initial Notes”), each as issued on the date hereof and (ii) any additional Notes that may be issued after the Issue Date (the “Additional Notes” and, together with the Initial Notes, the “Notes”);

WHEREAS, the Initial Guarantors have duly authorized the execution and delivery of this Indenture; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Company and the Initial Guarantors and authenticated and delivered hereunder, the valid obligations of the Company and the Initial Guarantors, and (ii) to make this Indenture a valid agreement of the Company and the Initial Guarantors have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

Article I
Definitions and Incorporation by Reference

Section 1.1.         Definitions.

“2017 Notes Issue Date” means August 10, 2017.

“2019 20-F” means Atento S.A.’s Annual Report on Form 20-F for the year ended December 31, 2019 filed with the SEC on April 17, 2020.

“2020 Third Quarter 6-K” means Atento S.A.’s report on Form 6-K for the period ended September 30, 2020, furnished to the SEC on November 12, 2020, which set out the unaudited interim consolidated financial information for the three and nine months ended September 30, 2020.

“Acquired Indebtedness” means with respect to any Person (x) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (y) Indebtedness

secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (x) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Additional Assets” means:

(a)          any property or assets (other than Capital Stock) used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(b)          the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(c)          Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

“Additional Intercreditor Agreement” has the meaning given to it in Section 3.26(a).

“Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“After-Acquired Property” means property that is intended to be Collateral acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the Collateral Documents, which the Company or such Guarantor will provide a First Priority Lien over such property (or, in the case of a new Guarantor, such of its property) in favor of the Security Agent and deliver certain certificates and opinions in respect thereof, all as and to the extent required by this Indenture, the Intercreditor Agreement or the Collateral Documents.

“AI” means an “accredited investor” as described in Rule 501(a)(4) under the Securities Act.

“Alternative Currency” means any currency (other than Dollars) that is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars (as determined in good faith by the Company).

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any Redemption Date, the excess (to the extent positive) of:

(a)          the present value at such Redemption Date of (i) the redemption price of such Note at February 10, 2024 (such redemption price (expressed in percentage of principal amount) being set forth in the table under Section 5.7(d) (excluding accrued but unpaid interest, if any)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest, if any), computed upon the Redemption Date using a discount rate equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points; over

(b)          the outstanding principal amount of such Note;

in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate. Neither the Trustee nor the Paying Agent shall have any duty to calculate or verify the calculations of the Applicable Premium.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to February 10, 2024; provided, however, that if the period from the Redemption Date to February 10, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)          the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of the Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)          the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 hereof or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1)       a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary;

(2)       a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3)       a disposition of inventory or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(4)       a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and the Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and the Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(5)       transactions permitted under Section 4.1 hereof or a transaction that constitutes a Change of Control;

(6)       an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(7)       any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than $20.0 million;

(8)       any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3) asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9)       dispositions in connection with a Permitted Redomiciliation so long as such Permitted Redomiciliation is not undertaken in a manner with the purpose of circumventing the provisions of Section 3.5 and solely to the extent that such dispositions are required to be made to effect the transactions contemplated under such Permitted Redomiciliation or Permitted Liens;

(10)       dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11)       conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(12)       the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business;

(13)       foreclosure, condemnation or any similar action with respect to any property or other assets;

(14)       the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(15)       any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or an Immaterial Subsidiary;

(16)       any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and, in each case, comprising all or a portion of the consideration in respect of such sale or acquisition;

(17)       (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased), and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(18)       any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility for Securitization Refinancing Indebtedness, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(19)       any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Indenture;

(20)       dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements

(21)       any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind; and

(22)       the unwinding of any Cash Management Services or Hedging Obligations.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 3.3 hereof, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 3.3 hereof.

“Associate” means (i) any Person engaged in a Similar Business of which the Company or the Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Company or any Restricted Subsidiary.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (i) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (ii) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (iii) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (iv) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States, London, United Kingdom, the jurisdiction in which the Company is organized, or in the jurisdiction of the place of payment are authorized or required by law to close.

“Business Successor” means (i) any former Subsidiary of the Company and (ii) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of IFRS. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of IFRS, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)       (a) Dollars, Canadian dollars, Swiss Francs, United Kingdom pounds, Euro or any national currency of any member state of the European Union; or (b) any other foreign currency held by the Company and its Restricted Subsidiaries in the ordinary course of business;

(2)       securities issued or directly and fully Guaranteed or insured by the United States of America, Canadian, Swiss or United Kingdom governments, a member state of the European Union on the Issue Date or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), with maturities of 24 months or less from the date of acquisition;

(3)       certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100.0 million;

(4)       repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) entered into with any bank meeting the qualifications specified in clause (3) above;

(5)       securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (3) above;

(6)       commercial paper and variable or fixed rate notes issued by a bank meeting the qualifications specified in clause (3) above (or by the parent company thereof) maturing within one year after the date of creation thereof or any commercial paper and variable or fixed rate note issued by, or guaranteed by a corporation rated at least (A) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within two years after the date of creation thereof or (B) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(7)       marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company), and, in each case, maturing within 24 months after the date of creation or acquisition;

(8)       readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America, Canada, Switzerland, the United Kingdom, any member state of the European Union on the Issue Date or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest Ratings Categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of creation or acquisition;

(9)       readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest Ratings Categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(10)       Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest Ratings Categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company);

(11)       with respect to each of the Company and its Subsidiaries: (i) obligations of the national government of the country in which the Company or such Subsidiary, as applicable, maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case, maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which the Company or such Subsidiary, as applicable, maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and, in each case, with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(12)       Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of 24 months or less from the date of acquisition;

(13)       bills of exchange issued in the United States of America, Canada, Switzerland, the United Kingdom, a member state of the European Union on the Issue Date or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(14)       investments in money market funds access to which is provided as part of “sweep” accounts maintained with any bank meeting the qualifications specified in clause (3) above;

(15)       investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (3) above;

(16)       investments in pooled funds or investment accounts consisting of investments in the nature described in the foregoing clause (15);

(17)       Cash Equivalents or instruments similar to those referred to in clauses (1) through (16) above denominated in Dollars or any Alternative Currency;

(18)       interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (17) above; and

(19)       for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date.

In the case of Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (1) through (19) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (19) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts. For the avoidance of doubt, any items identified as Cash Equivalents under this definition (other than clause (19) above) will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under IFRS.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default): automated clearing house transactions, treasury, depository, credit or debit card, purchasing card, stored value card, electronic fund transfer services and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services or other cash management arrangements in the ordinary course of business or consistent with past practice.

“Change of Control” means:

(1)       the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company; provided that (x) so long as the Company is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such person is the beneficial owner; or

(2)       the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (1) above), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (x) so long as the transferee Person is a Subsidiary of any Parent Entity, no person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the transferee Person unless such person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such person is the beneficial owner.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act; (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement; (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company or transferee Person owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred; (iii) a person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other

Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and properties subject or purported to be subject to Liens in favor of the Security Agent for the benefit of the Trustee and the Holders, including the First Priority Liens in (i) 100% of the Capital Stock of the Company and of each of the Guarantors and Atento Argentina S.A., (ii) the bank accounts of Atento Teleservicios España S.A.U. that were subject to Security (as defined in the Credit Agreement) under the Existing Security Documents (as defined in the Credit Agreement) and (iii) the bank accounts in Mexico in respect of certain Guarantors organized under the laws of Mexico that were subject to Security (as defined in the Credit Agreement) under the Existing Security Documents (as defined in the Credit Agreement), in each case, subject to Section 12.2 hereof.

“Collateral Documents” means, collectively, any security agreements, hypothecs, intellectual property security agreements, mortgages, collateral assignments, security agreement supplements, pledge agreements, bonds or any similar agreements, guarantees and each of the other agreements, instruments or documents that creates or purports to create a Lien or guarantee in favor of the Security Agent for its benefit and the benefit of the Trustee and the Holders of the Notes, in all or any portion of the Collateral, as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time.

“Company” means Atento Luxco 1 and not any of its Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with IFRS and any write down of assets or asset value carried on the statement of financial position.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)       increased (without duplication) by:

(a)       provision for taxes based on income, profits, revenue or capital, including, without limitation, federal, state, provincial, territorial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), deducted (and not added back) in computing Consolidated Net Income; plus

(b)       Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (t) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)       Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)       any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering, acquisition, disposition or recapitalization, in each case, whether or not consummated, to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), or of any non-recurring loss, charge or expense, in each case, if identified, disclosed or described in a report delivered in accordance with Section 3.10(a)(1) or Section 3.10(a)(2)) or if an adjustment of the nature used in the calculations of “Adjusted EBITDA” (non-GAAP) as set forth in “Summary—Summary Historical Financial and Operating Data” contained in the Offering Circular applied in good faith to the extent such adjustments continue to be applicable during the relevant period, that is deducted (and not added back) in such period in computing Consolidated Net Income; plus

(f)       any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (provided that to the extent any such non-cash charge, write-down or item represents an accrual or reserve for a cash expenditure for a future period then the cash payment in such future period shall be subtracted from Consolidated EBITDA when paid) or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(g)       any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth in Section 3.3(a)(iii) hereof; plus

(h)       the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(i)       any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) and any other items of a similar nature; plus

(j)       any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in actuarial assumptions, valuation or studies; and

(2)       decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period.

“Consolidated First Lien Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Net Indebtedness secured by a Lien (other than Junior Priority Obligations or any other Lien that is junior to the Lien securing the Notes) as of such date and (b) the Reserved Indebtedness Amount as of such date to (y) LTM EBITDA, in each case, with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, solely for the purpose of Consolidated First Lien Secured Leverage Ratio in Section 3.2(b)(1), all Indebtedness incurred in reliance on such clause shall be deemed to be Consolidated Net Indebtedness secured by a Lien (other than a Junior Priority Obligation or any Lien that is junior to the Lien securing the Notes) as of such date and shall be included in clause (a) above.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)       consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to IFRS), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) Securitization Fees, and excluding (t) penalties and interest relating to taxes, (u) any additional cash interest owing pursuant to any registration rights agreement, (v) accretion or accrual of discounted liabilities other than Indebtedness, (w) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with any acquisition, (x) amortization or write-off of deferred financing fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, financing fees and expenses and original issue discount with respect to Indebtedness borrowed under the Credit Agreement and, adjusted, to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any parent of such Person appearing upon the statement of financial position of such Person solely by reason of push-down accounting under IFRS); plus

(2)       consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3)       interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and the Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(1)       any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net

Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as determined in good faith by a responsible financial or chief accounting officer of the Company) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2)       solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Company and the Guarantors) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the Notes, or this Indenture and (c) restrictions specified in Section 3.4(b)(14)(i) hereof), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as determined in good faith by a responsible financial or chief accounting officer of the Company) could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3)       any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized upon the sale or other disposition of any asset (including pursuant to any Sale and Leaseback Transaction) or disposed or discontinued operations of the Company or any Restricted Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by a responsible financial or chief accounting officer of the Company);

(4)       any extraordinary, exceptional or unusual loss, charge or expense;

(5)       the cumulative effect of a change in law, regulation or accounting principles;

(6)       any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(7)       all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8)       any unrealized foreign currency translation increases or decreases or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(9)       any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with IFRS;

(10)       any recapitalization accounting or purchase accounting effects, including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by IFRS and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(11)       any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and the amortization of intangibles arising pursuant to IFRS;

(12)       effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates); and

(13)       any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations.

Consolidated Net Income shall also include the line items “Cashflow/Net investment hedge” and “Tax effect of hedge” from Other comprehensive income/loss, and exclude such amounts reclassified to net income (loss), in each case, for the applicable period of such Person and the Restricted Subsidiaries for such period determined on a consolidated basis on the basis of IFRS.

In addition, to the extent included in the Consolidated Net Income of such Person and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall not include (i) any expenses and charges either (x) that are reimbursed under indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or (y) in respect of which, and so long as, the Company has made a determination that there exists reasonable evidence that such amounts will in fact be reimbursed under such provisions and only to the extent that such amounts are (A) not denied by the applicable payor in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days) and (ii) expenses with respect to liability or casualty events or business interruption to the extent covered by insurance (including business interruption insurance) and either (x) actually reimbursed or (y) so long as the Company has made a determination that there exists reasonable evidence that such amounts will in fact be reimbursed by the insurer and only to the extent that such amounts are (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days).

“Consolidated Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Services, intercompany Indebtedness and Subordinated Indebtedness as of such date), plus (b) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date, plus (c) the aggregate principal amount of securitization transactions, minus (d) the aggregate amount of cash and Cash Equivalents included on the consolidated statement of financial position of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements of the Company are available (which may be internal consolidated financial statements) (provided that the cash proceeds of any proposed Incurrence of Indebtedness shall not be included in this clause (d) for purposes of calculating the Consolidated Net Leverage Ratio or Consolidated First Lien Secured Leverage Ratio, as applicable), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (x) the sum of (a) Consolidated Net Indebtedness as of such date and (b) the Reserved Indebtedness Amount as of such date to (y) LTM EBITDA with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1)       to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)       to advance or supply funds:

(a)       for the purchase or payment of any such primary obligation; or

(b)       to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)       to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Credit Agreement” means the Super Senior Revolving Credit Facilities Agreement dated August 8, 2017 entered into by and among the Company, the other borrowers party thereto, the guarantors, BBVA Bancomer, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA Bancomer, as the original issuing bank, and Banco Bilbao Vizcaya Argentaria S.A., as agent of the other finance parties, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original credit agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Credit Facility Documents” means the collective reference to any Credit Facility, any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5 hereof.

“Designated Preferred Stock” means Preferred Stock of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Company at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(C) hereof.

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)       matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2)       is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case, on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3 hereof; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor or consultant (or their respective Controlled Investment Affiliates (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor or consultant)) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means the lawful currency of the United States of America.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Offering” means (x) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) or other securities of the Company or any Parent Entity other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions and (b) issuances of Capital Stock to any Subsidiary of the Company or (y) a cash equity contribution to the Company.

“Euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“Existing Local Lines” means (i) the financing agreement entered into on March 13, 2020 between Atento Brasil S.A. and Banco Itau, (ii) the bank credit certificate entered into on April 7, 2020 between Atento Brasil S.A. and Banco Santander, (iii) the financing agreement entered into on June 12, 2020 between Atento Brasil S.A. and Banco De Lage Landen, (iv) the credit agreement entered into on August 26, 2020 between Atento Brasil S.A. and Banco ABC Brasil, (v) the bank credit certificate entered into on September 9, 2020 between Atento Brasil S.A. and Banco do Brasil and (vi) the bank credit certificate entered into on December 15, 2020 between Atento Brasil S.A. and Banco ABC Brasil.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of the Company setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Indenture (or any amended or successor version that is substantively comparable thereto), any current or future Treasury regulations thereunder or other official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code as of the date this Indenture (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“First Priority Credit Obligations” means (i) any and all amounts payable under or in respect of any Credit Facility and the other Credit Facility Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including Post-Petition Interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, Incurred as Indebtedness under clauses (1)(a)(i) and clause (1)(b), in respect of clause (1)(a)(i), of Section 3.2(b) to the extent secured by a Permitted Lien incurred or deemed incurred to secure Indebtedness under the Credit Facilities constituting First Priority Obligations pursuant to clause (19) of the definition of “Permitted Liens” and (ii) all other Obligations of the Company or any of its Restricted Subsidiaries in respect of Hedging Obligations.

“First Priority Liens” means all Liens that secure the First Priority Obligations.

“First Priority Notes Obligations” means all Obligations of the Company and the Guarantors under the Notes, this Indenture, the Note Guarantees and the Collateral Documents.

“First Priority Obligations” means (i) the First Priority Credit Obligations, (ii) all First Priority Notes Obligations and any Pari Passu Secured Obligations and (iii) any and all amounts payable under or in respect of any Future First Lien Indebtedness.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any determination date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such determination date (the “reference period”) for which consolidated financial statements are available (which may be internal consolidated financial statements) to the Fixed Charges of such Person for the reference period. In the event that the Company or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) has caused any Reserved Indebtedness Amount to be deemed to be Incurred during such period or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the reference period but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, deemed Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that for purposes of the pro forma calculation under Section 3.2(a) hereof such calculation shall not give effect to any Indebtedness Incurred on such determination date pursuant to Section 3.2(b) (other than Indebtedness Incurred pursuant to clause (5) thereof).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations that have been made by the Company or any of the Restricted Subsidiaries, during the reference period or subsequent to the reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into the Company or any of the Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Company (including cost savings and synergies). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the reference period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1)       Consolidated Interest Expense of such Person for such Period;

(2)       all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(3)       all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during this period.

“Future First Lien Indebtedness” means any Indebtedness of the Company and/or the Guarantors that is either a First Priority Credit Obligation or Pari Passu Secured Obligation, as permitted by this Indenture; provided that (i) the trustee, agent or other authorized representative for the holders of such Indebtedness (other than in the case of Additional Notes) shall execute a joinder to the Intercreditor Agreement and (ii) the Company shall designate such Indebtedness as “Additional First Priority Credit Obligations” or “Additional Pari Passu Secured Obligations” as applicable, under the Intercreditor Agreement.

“Future First Lien Obligations” means Obligations in respect of Future First Lien Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Grantors” means the Company and the Guarantors.

“Group” means Atento S.A. and its Subsidiaries.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1)       to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)       entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Notes, until such Note Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the nominee of DTC.

“IAI” means an institutional “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“IFRS” means the International Financial Reporting Standards (formerly International Accounting Standards) endorsed from time to time by the International Accounting Standards Board or any variation thereof with which the Company or its Restricted Subsidiaries are, or may be, required to comply, as in effect on the 2017 Notes Issue Date or, with respect to Section 3.10 hereof, as in effect from time to time. Except as otherwise set forth in this Indenture, all ratios and calculations based on IFRS contained in this Indenture shall be computed in accordance with IFRS as in effect on the 2017 Notes Issue Date. At any time after the Issue Date, the Company may elect to establish that IFRS shall mean the IFRS as in effect on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Company may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Indenture), including as to the ability of the Company to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that require the application of IFRS for periods that include fiscal quarters ended prior to the Company’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS; provided, further again, that the Company may only make such election if it also elects to report any subsequent financial reports required to be made by the Company in GAAP. The Company shall give written notice of any such election made in accordance with this definition to the Trustee.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Company that (i) has not guaranteed any other Indebtedness of the

Company and (ii) has Total Assets and revenues of less than 5.0% of Total Assets and consolidated revenues, respectively, of the Company and its Restricted Subsidiaries and, together with all other Immaterial Subsidiaries (as determined in accordance with IFRS), has Total Assets and revenues of less than 10.0% of Total Assets and consolidated revenues, respectively, of the Company and its Restricted Subsidiaries, and LTM EBITDA less than 10.0% of LTM EBITDA, in each case, measured at the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal consolidated financial statements) and for the period of four fiscal quarters then ended, in each case, on a pro forma basis giving effect to any acquisitions or dispositions of companies, division or lines of business since such statement of financial position date or the start of such four quarter period, as applicable, and on or prior to the date of acquisition of such Subsidiary.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)       the principal of indebtedness of such Person for borrowed money;

(2)       the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)       all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4)       the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5)       Capitalized Lease Obligations of such Person;

(6)       the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7)       the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (b) the amount of such Indebtedness of such other Persons;

(8)       Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (1), (2), (3), (4), (5) and (9) of other Persons to the extent Guaranteed by such Person;

(9)       to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement); and

(10)       to the extent not otherwise included in this definition, the amount of obligations outstanding under the legal documents entered into as part of a securitization transaction or series of transactions that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase outstanding relating to a securitization transaction or series of transactions;

with respect to clauses (1), (2), (4) and (5) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a statement of financial position (excluding the footnotes thereto) of such Person prepared in accordance with IFRS; provided, that Indebtedness of any Parent Entity appearing upon the statement of financial position of the Company solely by reason of push-down accounting under IFRS shall be excluded.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)       Contingent Obligations Incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)       Cash Management Services;

(iii)       any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under IFRS as in effect on the 2017 Notes Issue Date or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)       obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)       in connection with the purchase by the Company or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing statement of financial position or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)       for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)       Indebtedness of any Parent Entity appearing on the statement of financial position of the Company solely by reason of push down accounting under IFRS;

(viii)       Capital Stock (other than Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock); or

(ix)       amounts owed to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 4.1.

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Initial Guarantors” means, collectively, Atento Brasil S.A., Atento México Holdco, S. de R.L. de C.V. and Atento Teleservicios España, S.A.U.

“Initial Purchasers” means Banco BTG Pactual S.A.―Cayman Branch, Goldman Sachs & Co. LLC, Itau BBA USA Securities, Inc., Morgan Stanley & Co. LLC, BCP Securities, LLC, XP Investimentos Corretora de Câmbio, Títulos e Valores S.A. and Barrington Research Associates, Inc.

“Institutional Investors” means HPS Investment Partners, GIC and Farallon Capital Management and Affiliates and funds or partnerships or other investment vehicles or Subsidiaries managed or advised by any of them or any of their respective Affiliates (other than any operating portfolio companies of any of the foregoing).

“Intercreditor Agreement” means the Intercreditor Agreement dated August 8, 2017, among, inter alios, the Company, the Security Agent, the agent under the Credit Agreement, to which the Trustee will accede on the Issue Date, as amended, restated or replaced from time to time.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any advances, loans or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a statement of financial position prepared on the basis of IFRS; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time.

For purposes of Sections 3.3 and 3.20 hereof:

(1)       “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)       any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case, as determined in good faith by the Company.

“Investment Grade Securities” means:

(1)       securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)       securities issued or directly and fully guaranteed or insured by a member of the European Union, United Kingdom, Switzerland, Norway, or any agency or instrumentality thereof (other than Cash Equivalents);

(3)       debt securities or debt instruments with a rating of “A-” or higher from Fitch or S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s, Fitch or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; and

(4)       investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1)       a rating of “BBB-” or higher from S&P;

(2)       a rating of “Baa3” or higher from Moody’s; or

(3)       a rating of “BBB-” or higher from Fitch,

or the equivalent of such rating by such rating organization or, if no rating of S&P Moody’s or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization selected by the Company.

“Issue Date” means February 10, 2021.

“Junior Priority Obligations” means other Indebtedness of the Company and/or the Guarantors that is secured by Liens on the Collateral ranking junior in priority to the Liens securing the Notes as permitted by this Indenture and is designated by the Company as Junior Priority Indebtedness.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available (which may be internal consolidated financial statements), in each case, with such pro forma adjustments giving effect to such Indebtedness, acquisition, disposition, merger, amalgamation, consolidation or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)       (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors;

(2)       in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; or

(3)       not exceeding $10.0 million and 5% of LTM EBITDA in the aggregate outstanding at the time of Incurrence.

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Issue Date.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Capital Stock of the Company or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 3.3(b)(10) hereof multiplied by (ii) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“MidCo” means Atalaya Luxco Midco, the direct parent company of the Company, or any successor or assign thereto.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case, net of:

(1)       all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under IFRS (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition, including distributions for Related Taxes;

(2)       all payments made on any Indebtedness other than Junior Priority Obligations which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such Asset Disposition;

(3)       all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4)       the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of IFRS, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)       any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Company and after taking into account any available tax credit or deductions and any tax sharing agreements, and including distributions for Related Taxes).

“Non-Guarantor” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees and this Indenture.

“Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular, dated February 3, 2021, relating to the offering by the Company of $500,000,000 aggregate principal amount of 8.000% first lien senior secured notes due 2026 and any future offering circular relating to Additional Notes.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, any director, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to the Company or its Subsidiaries.

“Other Collateral Secured Obligations” means any and all amounts payable under or in respect of any Indebtedness, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for Post-Petition Interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect of, in each case, (x) secured by a Permitted Lien (other than First Priority Credit Obligations) and (y) such related Lien shall rank on a pari passu basis or a junior basis to the Lien securing the Obligations under the Notes, the Note Guarantees and this Indenture.

“Parent” means Atento S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg and an indirect parent entity of the Company, or any successor or assign thereto.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(1)       costs (including all legal, accounting and other professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to the Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2)       customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(3)       obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Company and its Subsidiaries;

(4)       (x) general corporate overhead expenses, including all legal, accounting and other professional fees and expenses and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(5)       any Taxes and other fees and expenses required to maintain such Parent Entity’s corporate existence and to provide for other ordinary course operating costs, including customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, offices and employees of such Parent Entity;

(6)       expenses Incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness where the net proceeds of such offering or sale are intended to be received by or contributed to the Company or a Restricted Subsidiary and (ii) any related compensation paid to officers, directors and employees of such Parent Entity; and

(7)       amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 3.3 hereof if made by the Company or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of the Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of the Restricted Subsidiaries (to the extent not prohibited by Section 4.1 hereof) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture and such consideration or other payment is included as a Restricted Payment under this Indenture, (D) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to Section 3.3(a)(iii) hereof and (E) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of Section 3.3 or pursuant to the definition of “Permitted Investments.”

“Pari Passu Indebtedness” means Indebtedness of the Company which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Pari Passu Secured Obligations” means Other Collateral Secured Obligations for which the Lien securing such Other Collateral Secured Obligations ranks on a parity basis to the Lien securing the Obligations under the Notes, the Note Guarantees and this Indenture.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Note on behalf of the Company.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Company or any of the Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5 hereof.

“Permitted Holders” means, collectively, (i) the Institutional Investors, (ii) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture or in respect of which a Change of Control Offer is not required to be made because a Ratings Event did not occur prior to the expiry of the applicable Ratings Decline Period, (iii) the Management Stockholders, (iv) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group.

“Permitted Investment” means (in each case, by the Company or any of the Restricted Subsidiaries):

(1)       Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Company or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2)       Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)       Investments in cash, Cash Equivalents or Investment Grade Securities;

(4)       Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(5)       Investments in payroll, travel, entertainment, moving related and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6)       Management Advances;

(7)       Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Company or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the

Company or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)       Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9)       Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10)       Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2 hereof;

(11)       pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6 hereof;

(12)       any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13)       any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) hereof (except those described in Sections 3.8(b)(1), (3), (6), (7), (8), (9), (12), (14), (22) and (25));

(14)       Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property or services, in any case, in the ordinary course of business and in accordance with this Indenture;

(15)       (i) Guarantees of Indebtedness not prohibited by Section 3.2 hereof and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(16)       Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17)       Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(18)       Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19)       contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company;

(20)       Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $15.0 million and 10% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant to this clause for so long as such Person continues to be the Company or a Restricted Subsidiary;

(21)       additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $60.0 million and 35% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) or (2) above and shall cease to have been made pursuant for so long as such Person continues to be the Company or a Restricted Subsidiary;

(22)       (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility for Securitization Refinancing Indebtedness and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or

Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility for Securitization Refinancing Indebtedness;

(23)       Investments in connection with the Transactions;

(24)       repurchases of Notes;

(25)       Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary under Section 3.20; and

(26)       guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(27)       Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice or made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business or consistent with past practice;

(28)       Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(29)       Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(30)       transactions entered into in order to consummate a Permitted Tax Restructuring.

“Permitted Jurisdiction” means any member state of the European Union, the United Kingdom, the United States of America, any state of the United States or the District of Columbia, Canada or any province of Canada, Brazil, Norway, or Switzerland.

“Permitted Liens” means, with respect to any Person:

(1)       Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness and other Obligations of any Restricted Subsidiary that is not a Guarantor;

(2)       pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure the performance of bids, trade contracts, government contracts and leases, statutory obligations, surety, stay, indemnity, judgment, customs, appeal or performance bonds, guarantees of government contracts, return-of-money bonds, bankers’ acceptance facilities (or other similar bonds, instruments or obligations), obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case, Incurred in the ordinary course of business or consistent with past practice;

(3)       Liens with respect to outstanding motor vehicle fines and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case, for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4)       Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to IFRS (or other applicable accounting principles) have been made in respect thereof;

(5)       encumbrances, charges, ground leases, easements (including reciprocal easement agreements), survey exceptions, restrictions, encroachments, protrusions, by-law, regulation, zoning restrictions or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company and the Restricted Subsidiaries or to the ownership of their properties, including servicing agreements, development agreements, site plan agreements, subdivision agreements, facilities sharing agreements, cost sharing agreement and other agreements, which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries;

(6)       Liens (a) on assets or property of the Company or any Restricted Subsidiary securing Hedging Obligations (which may have priority in respect of the proceeds from enforcement of the Collateral and distressed disposals as First Priority Credit Obligations) or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business; (c) on cash accounts securing Indebtedness and other Obligations permitted to be Incurred under Section 3.2(b)(8)(e) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts and (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not secure any Indebtedness;

(7)       leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case, entered into in the ordinary course of business;

(8)       Liens securing or otherwise arising out of judgments, decrees, attachments, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9)       Liens (i) on assets or property of the Company or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations or Purchase Money Obligations, or securing the payment of all or a part of the purchase price of, or securing Indebtedness or other Obligations Incurred to finance or refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and (b) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) any interest or title of a lessor under any operating lease;

(10)       Liens perfected or evidenced by UCC financing statement filings, including precautionary UCC financing statements, (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(11)       Liens existing on the Issue Date, excluding Liens securing the Credit Agreement;

(12)       Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Company or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, amalgamation, consolidation or other business combination transaction with or into the Company or any Restricted Subsidiary), including, in any such case, in connection with a Permitted Redomiciliation; provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock) or such Permitted Redomiciliation, as applicable; provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13)       Liens on assets or property of the Company or any Restricted Subsidiary securing Indebtedness or other Obligations of the Company or such Restricted Subsidiary owing to the Company or another Restricted Subsidiary, or Liens in favor of the Company or any Restricted Subsidiary;

(14)       Liens securing Indebtedness or Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, and permitted to be secured under this Indenture; provided that (i) any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness or other Obligations being refinanced (which, in the case of Indebtedness (other than Securitization Refinancing Indebtedness) that is refinancing Securitization Refinancing Indebtedness, that was initially incurred in respect of Indebtedness classified under clause (13) of Section 3.2(b), will apply as if such Indebtedness is Refinancing Indebtedness in respect of the Indebtedness that was initially refinanced by the Securitization Refinancing Indebtedness, as determined by the Company in good faith) or is in respect of property that is or could be the security for or subject to a Permitted Lien hereunder and (ii) in the case of any Indebtedness secured by any Collateral, the holders of such Indebtedness, or their duly appointed agent, shall become a party to the Intercreditor Agreement;

(15)       (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16)       any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17)       Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18)       Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19)       Liens on the Collateral securing Indebtedness and other Obligations in respect of Credit Facilities, including any letter of credit facility relating thereto, under Section 3.2(b)(1); provided that (A) in the case of Liens securing any Indebtedness constituting First Priority Obligations, the holders of such Indebtedness, or their duly appointed agent, shall become a party to the Intercreditor Agreement, (B) in the case of Liens securing any Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness, or their duly appointed agent, shall become a party to an intercreditor agreement with the Security Agent on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the liens securing the Notes and (C) Indebtedness incurred under clauses (1)(a)(i) and clause (1)(b), in respect of clause (1)(a)(i), of Section 3.2(b) may have priority in respect of the proceeds from enforcement of the Collateral and distressed disposals as First Priority Credit Obligations;

(20)       [Reserved]

(21)       Liens securing Indebtedness and other Obligations under clause (7), (12) or (15) (provided that, in the case of clause (15), such Liens are limited to all or part of the equipment acquired with the proceeds of such Indebtedness) of Section 3.2(b);

(22)       Liens securing Indebtedness and other Obligations of any Non-Guarantor covering only assets of such Subsidiary, which do not constitute Collateral;

(23)       Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(24)       any security granted over the marketable securities portfolio described in clause (19) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(25)       Liens on (i) goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any Restricted Subsidiary or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (ii) specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(26)       Liens on equipment of the Company or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business;

(27)       Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(28)       Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(29)       Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(30)       Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(31)       Liens on property and assets other than the Collateral securing Indebtedness and other Obligations in an aggregate principal amount not to exceed the greater of (a) $145.0 million and (b) 12.5% of Total Assets at the time Incurred;

(32)       Liens then existing with respect to assets of an Unrestricted Subsidiary on the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary as described under Section 3.20;

(33)       Liens on property and assets constituting Collateral securing Indebtedness and other Obligations permitted under the first paragraph and clauses (2) (to the extent such Guarantee is in respect of Indebtedness otherwise permitted to be secured on the Collateral), (4)(a), (4)(b) (to the extent secured on the Issue Date), (5), (10) and (13) of the second paragraph of the covenant described under Section 3.2; provided that (i) in the case of Liens Incurred pursuant to this clause (33) securing any Indebtedness incurred under the first paragraph or clauses (5), (10) and (13) of the second paragraph of the covenant described under Section 3.2 constituting First Priority Obligations or Pari Passu Indebtedness secured by any Collateral, at the time of Incurrence and after giving pro forma effect thereto, the Consolidated First Lien Secured Leverage Ratio would be no greater than 3.5 to 1.0, (ii) the holders of any Indebtedness secured on the Collateral constituting First Priority Obligations, or their duly appointed agent, shall become a party to the Intercreditor Agreement and (iii) in the case of Liens securing Junior Priority Indebtedness, the holders of such Junior Priority Indebtedness or their duly appointed agent, shall become a party to an intercreditor agreement with the Security Agent on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens securing the Notes;

(34)       Liens deemed to exist in connection with Investments in repurchase agreements permitted by Section 3.2 provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(35)       Liens arising in connection with a Qualified Securitization Financing or a Receivables Facility that is Securitization Refinancing Indebtedness;

(36)       Settlement Liens;

(37)       Liens securing any Obligations in respect of the Notes issued on the Issue Date, this Indenture or the Collateral Documents, excluding, for the avoidance of doubt, Additional Notes;

(38)       Liens on the Collateral in favor of any Security Agent for the benefit of the Holders relating to such Security Agent’s administrative expenses with respect to the Collateral;

(39)       rights of recapture of unused real property in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any government, statutory or regulatory authority;

(40)       the rights reserved to or vested in any Person or government, statutory or regulatory authority by the terms of any lease, license, franchise, grant or permit held by the Company or any Restricted Subsidiary or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41)       restrictive covenants affecting the use to which real property may be put;

(42)       Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary; or

(43)       Liens arising in connection with any Permitted Tax Restructuring.

In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Company in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

“Permitted Redomiciliation” means (i) any amalgamation, demerger, merger, consolidation, reorganization or any other action by the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date with or into any Affiliate of the Company or any Person if, immediately following such transaction, the voting power of the Voting Stock of such Person is beneficially owned by substantively the same holders of the voting power of the Voting Stock of the Company immediately prior to such transaction in substantively the same proportion as held by such holders immediately prior to such transaction, (ii) any redomiciliation, legal migration, corporate reconstruction, reincorporation or any other action of the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date or (iii) any direct or indirect sale, transfer or other disposition of property or other assets (including Capital Stock) by the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date to the Company, any Affiliate of the Company or any Person if, immediately following such transaction, the voting power of the Voting Stock of such Person is beneficially owned by substantively the same holders of the voting power of the Voting Stock of the Company immediately prior to such transaction in substantively the same proportion as held by such holders immediately prior to such transaction or (iv) any action incidental to effecting the transactions set forth in clauses (i) to (iii), so long as, in each of (i), (ii), (iii) or (iv), the purpose of such transaction is, directly or indirectly, to change the legal domicile of the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date to a Permitted Jurisdiction, reincorporate the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date in a Permitted Jurisdiction, change the legal form of the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date, or otherwise change the jurisdiction that the Company, any Parent Entity, Atalaya Luxco 2, S.à r.l. or any Affiliate of the Company incorporated in the Grand Duchy of Luxembourg as of the Issue Date is organized and existing under to a Permitted Jurisdiction.

“Permitted Tax Distribution” means (a) if and for so long as the Company is a member of a group filing a consolidated or combined tax return with any Parent, any dividends or other distributions to fund any income Taxes for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis calculated as if the Company and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Company and its Subsidiaries; and (b) for any taxable year (or portion thereof) ending after the Issue Date for which the Company is treated as a disregarded entity, partnership, or other flow-through entity for U.S. federal, state, provincial, territorial, and/or local income Tax purposes, the payment of dividends or other distributions to the direct or indirect owner or owners of equity of the Company in an aggregate amount equal to each of the direct or indirect owners’ Tax Amount. Each direct or indirect owner’s “Tax Amount” is the product of (i) the aggregate taxable income of the Company and its Subsidiaries allocated to such owner for U.S. federal income tax purposes for such taxable year (or portion thereof) and (ii) the highest combined marginal federal, state and/or local income tax rate applicable to an individual residing in California or New York, New York (whichever is higher for the relevant taxable year or portion thereof).

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the holders of the Notes (as determined by the Company in good faith).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Post-Closing Guarantors” means, collectively, Atento Atención y Servicios, S.A. de C.V., Atento Servicios, S.A. de C.V., Atento Impulsa, S.A.U., Atento Servicios Técnicos y Consultoría, S.A.U., Atento Servicios Auxiliares de Contact Center S.A.U., Atento Colombia S.A., Teleatento del Perú S.A.C. and Atento Holding Chile S.A.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the

Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agencies” means Moody’s and Fitch or if no rating of Moody’s or Fitch is publicly available, as the case may be, the equivalent of such rating of S&P or by any other Nationally Recognized Statistical Ratings Organization selected by the Company.

“Ratings Categories” means:

(a)          with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(b)          with respect to Fitch, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and RD/D (or equivalent successor categories).

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) a Change of Control or (b) the first public notice of the intention by the Company to effect a Change of Control and (ii) ends 60 days following the consummation of such Change of Control; provided, that such period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies.

“Ratings Event” means (x) a downgrade by one or more gradations (including gradations within Ratings Categories as well as between categories) or withdrawal of the rating of the Notes within the Ratings Decline Period by one or more Rating Agencies if the applicable Rating Agency shall have put forth a statement to the effect that such downgrade is attributable in whole or in part to the applicable Change of Control and (y) the Notes do not have an Investment Grade Status from any Rating Agency.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Indenture.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(1)       (a) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (b) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, respectively, and, in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(2)       Refinancing Indebtedness shall not include:

(i)       Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Guarantor; or

(ii)       Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3)       such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) of the

Indebtedness being Refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 3.2 immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) Incurred or payable in connection with such refinancing;

provided, that (x) clause (1) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness and (y) clause (2) above will only apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Securitization Refinancing Indebtedness if such Securitization Refinancing Indebtedness was initially incurred in respect of Indebtedness classified under the first paragraph or clauses (4)(a), (4)(b), (4)(c), (5) or (10) of Section 3.2(b) and in such cases clause (2) above will apply as if the Refinancing Indebtedness is being incurred in respect of the Indebtedness that was initially extended, replaced, refunded, refinanced, renewed or defeased by the Securitization Refinancing Indebtedness, as determined by the Company in good faith.

Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be Incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means:

(1)       any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)       being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law;

(b)       being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company;

(c)       receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any of the Company’s Subsidiaries; or

(d)       having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 3.3; and

(2)       any Permitted Tax Distribution.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes” means Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.1(d).

“Restricted Notes Legend” means the legend set forth in Section 2.1(d)(1) and, in the case of the Temporary Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means S&P Global Ratings or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a securitization transaction, factoring agreement or other similar agreement, including any such amount paid by discounting the face amount of Securitization Asset or Receivables Asset or participation interest therein transferred in connection with a securitization transaction, factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Securitization Refinancing Indebtedness” means one or more Qualified Securitization Financing, which is non-recourse other than Standard Securitization Undertakings, or Receivables Facilities, the proceeds of which are applied to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness incurred under (i) clause (1) of Section 3.2(b) or (ii) the first paragraph or clauses (4) (other than clause (4)(e)), (5), (10) or (13) of Section 3.2(b) that, in the case of this clause (ii), is either (x) secured by a Lien (other than Junior Priority Obligations or any other Lien that is junior to the Lien securing the Notes) or (y) Incurred by a Non-Guarantor, including Securitization Refinancing Indebtedness that refunds, refinances, replaces, exchanges, renews, repays or extends other Securitization Refinancing Indebtedness.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company, in each case, formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Security Agent” means Wilmington Trust (London) Limited in its capacity as “Collateral Agent” or “Security Agent” under this Indenture, under the Intercreditor

Agreement and under the Collateral Documents, or any successor or assign thereto in such capacities.

“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Lien” means any Lien relating to any Settlement or Settlement Indebtedness (and may include, for the avoidance of doubt, the grant of a Lien in or other assignment of a Settlement Asset in consideration of a Settlement Payment, Liens securing intraday and overnight overdraft and automated clearing house exposure, and similar Liens).

“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date and (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization

Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1)       any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2)       any partnership, joint venture, limited liability company or similar entity of which:

(a)       more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b)       such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Company and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated statement of financial position of the Company and the Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of “Fixed Charge Coverage Ratio.”

“Transaction Expenses” means any fees or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transactions.

“Transactions” means, collectively, (i) issuance of the Notes, (ii) the refinancing of the Company’s existing 6.125% Senior Secured Notes due 2022, in whole or in part, (iii) any other related transactions, in each case, as described in this offering circular and (iv) the payment of any Transaction Expenses.

“Trustee” means Wilmington Trust, National Association in its capacity as “Trustee” under this Indenture or any successor or assign thereto in such capacity.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” shall mean, when used with respect to the Trustee or Security Agent, as applicable, any vice president, assistant vice president, any trust officer or any other officer of the Trustee or Security Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a security agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(1)       any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and

(2)       any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if:

(1)       such Subsidiary or any of its Subsidiaries does not own any Capital Stock of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2)       such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 3.3 hereof.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)       the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2)       the sum of all such payments.

“Wholly Owned Subsidiary” means a Subsidiary of the Company, all of the Capital Stock of which is owned by the Company or a Guarantor.

Section 1.2.         Other Definitions.

Term	Defined in Section
Additional Amounts	3.23(a)
Additional Restricted Notes	2.1(b)
Affiliate Transaction	3.8(a)
Agent Members	2.1(g)(2)
Asset Disposition Offer	3.5(b)
Asset Sale Payment Date	3.5(f)(2)
Authenticating Agent	2.2
Automatic Exchange	2.6(e)

Automatic Exchange Date	2.6(e)
Automatic Exchange Notice	2.6(e)
Automatic Exchange Notice Date	2.6(e)
bankruptcy provisions	6.1(a)(5)(F)
Change of Control Offer	3.9(a)
Change of Control Payment	3.9(a)
Change of Control Payment Date	3.9(a)
Clearstream	2.1(b)
Company Order	2.2
Covenant Defeasance	8.3
cross acceleration provision	6.1(a)(4)(B)
Defaulted Interest	2.15
Euroclear	2.1(b)
Event of Default	6.1
Excess Proceeds	3.5(b)
Global Notes	2.1(b)
Guaranteed Obligations	10.1
Initial Agreement	3.4(b)
Institutional Accredited Investor Global Note	2.1(b)
Institutional Accredited Investor Notes	2.1(b)
judgment default provision	6.1(a)(7)
Legal Defeasance	8.2
Legal Holiday	13.8
Notes Register	2.3
payment default	6.1(a)(4)(A)
Permanent Regulation S Global Note	2.1(b)
Permitted Payments	3.3(b)
protected purchaser	2.11
Redemption Date	5.7(a)
Refunding Capital Stock	3.3(b)
Registrar	2.3
Regulation S Global Note	2.1(b)
Regulation S Notes	2.1(b)
Related Person	12.9(b)
Relevant Tax Jurisdiction	3.23(a)
Resale Restriction Termination Date	2.6(b)
Reserved Indebtedness Amount	3.2
Restricted Global Note	2.6(e)
Restricted Payment	3.3(a)
Restricted Period	2.1(b)
Reversion Date	3.19(b)
Rule 144A Global Note	2.1(b)
Rule 144A Notes	2.1(b)
security default provisions	6.1(a)(10)
Collateral Document Order	12.9(s)

Special Interest Payment Date	2.15(a)
Special Record Date	2.15(a)
Successor Company	4.1(a)(1)
Suspended Covenants	3.19(a)
Suspension Period	3.19(b)
Taxes	3.23(a)
Temporary Regulation S Global Note	2.1(b)
Unrestricted Global Note	2.6(e)

Section 1.3.         TIA. For the avoidance of doubt, the Trust Indenture Act is not applicable to this Indenture.

Section 1.4.         Rules of Construction. Unless the context otherwise requires:

(1)          a term has the meaning assigned to it;

(2)          an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS;

(3)          “or” is not exclusive;

(4)          “including” means including without limitation;

(5)          words in the singular include the plural and words in the plural include the singular;

(6)          “will” shall be interpreted to express a command;

(7)          the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a statement of financial position of the issuer dated such date prepared in accordance with IFRS;

(8)          the principal amount of any preferred stock shall be (i) the maximum liquidation value of such preferred stock or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such preferred stock, whichever is greater;

(9)          all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(10)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(11)          unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted

Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person;

(12)          For the purposes of Section 6.1(a)(6)(D), in respect of Parent, the making of a declaration that the affairs of Parent are en etat de désastre shall be deemed to be similar relief granted under foreign law;

(13)          any reference to the “Intercreditor Agreement” shall be deemed to also refer to any “Additional Intercreditor Agreement,” if applicable; and

(14)          unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed,” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

Article II
The Notes

Section 2.1.         Form, Dating and Terms.

(a)          The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $500,000,000. In addition, the Company may, from time to time, issue Additional Notes in accordance with the provisions of this Indenture. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Company may not issue any Additional Notes, unless such issuance is in compliance with Sections 3.2 and 3.6.

With respect to any Additional Notes, the Company shall set forth in (i) an Officer’s Certificate or (ii) one or more indentures supplemental hereto, the following information:

(A)              the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B)              the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C)              whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture; provided that any Additional Notes will not be issued with the same CUSIP, ISIN, Common Code or other identifying number as the Initial Notes unless such Additional Notes are fungible with the Initial Notes for U.S. federal income tax purposes. Holders of the Initial Notes and the Additional Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes and the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

(b)          The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated February 3, 2021, among the Company, the Initial Guarantors and Banco BTG Pactual S.A.—Cayman Branch, Goldman Sachs & Co. LLC, Itau BBA USA Securities, Inc. and Morgan Stanley & Co. LLC , as representatives of the several Initial Purchasers. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S, AIs and IAIs in accordance with Rule 501 under the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Sections 2.1(d) and 2.1(e) (the “Rule 144A Global Note”), deposited with the Notes Custodian, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may, from time to time, be increased or decreased by adjustments made on the records of the Notes Custodian, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”). Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Sections 2.1(d) and 2.1(e) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.7. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Notes Custodian as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may, from time to time, be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Sections 2.1(d) and 2.1(e) (the “Institutional Accredited Investor Global Note”) deposited with the Notes Custodian, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional

Accredited Investor Global Note may, from time to time, be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes and Additional Restricted Notes resold to AIs in the United States of America shall be issued in the form of a Definitive Note substantially in the form of Exhibit A including the legend as set forth in Section 2.1(f) (an “Accredited Investor Note”).

The Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note are sometimes collectively herein referred to as the “Global Notes.”

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made in accordance with the Notes Register or by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Sections 2.1(d), 2.1(e) and 2.1(f). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c)          Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d)          Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) the Company and the Trustee receive an Opinion of Counsel reasonably satisfactory to the Company to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:

(1)          the Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Accredited Investor Global Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE, HEREOF (1) REPRESENTS THAT (I) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (“QIB”) (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (II) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (III) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) (“IAI”) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE OF THIS SECURITY (OR ANY ADDITIONAL NOTES) AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY OR ANY ADDITIONAL NOTE) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QIB THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN IAI THAT IS AN IAI ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR

THE ACCOUNT OF ANOTHER IAI, IN EACH CASE, IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY. THIS LEGEND WILL BE REMOVED UPON REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(2)          the Temporary Regulation S Global Note shall bear the following additional legend on the face thereof:

THIS SECURITY IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT. BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

(e)          Global Note Legend.

Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY GLOBAL NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f)          AI Note Legend.

Each Accredited Investor Note shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE, HEREOF (1) REPRESENTS THAT IT IS IT IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(4) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR (IN THE CASE OF RULE 144A SECURITIES) AFTER THE LATER OF THE ISSUE DATE OF THIS SECURITY (OR ANY ADDITIONAL NOTES) AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY OR ANY ADDITIONAL NOTE) OR 40 DAYS (IN THE CASE OF REGULATION S SECURITIES), ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A (“QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1),(2),(3) OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR

ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE, IN A MINIMUM PRINCIPAL AMOUNT OF NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO RULE 144 OF THE SECURITIES ACT OR ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE COMPANY. THIS LEGEND WILL BE REMOVED UPON REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

(g)          Book Entry Provisions. This Section 2.1(g) shall apply only to Global Notes deposited with the Notes Custodian, as custodian for DTC.

(1)          Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear legends as set forth in Section 2.1(e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(g)(3) and 2.1(h). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2)          Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3)          In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4)          In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5)          The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6)          Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h)          Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as Depositary, and, in each case, the Company fails to appoint a successor depositary within 90 days of such notice or (B) there shall have occurred and be continuing an Event of Default with respect to the Notes under this Indenture and DTC shall have requested in writing the issuance of Definitive Notes. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A) or (B) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Company or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until one year after the last date on which either the Company or any affiliate of the Company was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d). If required to do so pursuant to any applicable law or regulation, beneficial owners may also obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures.

(1)          Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2)          If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3)          If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Company shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

(4)          Notwithstanding anything to the contrary in this Indenture, in no event shall a Definitive Note be delivered upon exchange or transfer of a beneficial interest in the Temporary Regulation S Global Note prior to the end of the Restricted Period.

Section 2.2.         Execution and Authentication. One Officer of the Company shall sign the Notes for the Company by manual, facsimile, PDF or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) under the circumstances set forth in Section 2.6(e), Initial Notes in the form of an Unrestricted Global Note, in each case, upon a written order of the Company signed by one Officer (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Company or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.3.         Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company initially appoints the Trustee as the Registrar and Paying Agent for the Notes and the Company may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.4.         Paying Agent to Hold Money in Trust. Prior to 10:00 a.m. New York City time, on each due date of the principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as the Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to any of the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5.         Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company, on their own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.6.         Transfer and Exchange.

(a)          General transfers and exchanges. A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Trustee a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Trustee will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Trustee for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Sections 2.1(g) and 2.1(h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Trustee shall refuse to register any requested transfer or exchange that does not comply with this paragraph.

(b)          Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date that is one year after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.

(2)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3)          a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

(c)          Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1)          a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2)          a transfer of a Regulation S Note or a beneficial interest therein to an IAI or an AI shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.8 or Section 2.10, respectively, from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to the Company; and

(3)          a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Section 2.9 hereof from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Company.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Sections 2.8, 2.9, 2.10 or any additional certification.

(d)          Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (x) an Initial Note is being transferred pursuant to an effective registration statement, (y) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.6(e) or (z) there is delivered to the Registrar an Opinion of Counsel satisfactory to the Company stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e)          Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (x) with respect to the Notes issued on the Issue Date, the Issue Date or (y) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company shall (i) provide written notice to DTC and the Trustee at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which the Company shall have previously otherwise made eligible for exchange with DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (1) the Automatic Exchange Date, (2) the section of this Indenture pursuant to which the Automatic Exchange shall occur, (3) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests will be transferred and (4) the “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests will be transferred, and (iii) on or prior to the Automatic Exchange Date, deliver to the Trustee for authentication one or more Unrestricted Global Notes, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged into such Unrestricted Global Notes.

Notwithstanding anything to the contrary in this Section 2.6(e), during the fifteen (15) calendar day period prior to the Automatic Exchange Date, no exchanges other than pursuant to this Section 2.6(e) shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to conclusively rely upon, an Officer’s Certificate and Opinion of Counsel to the Company to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Notes Custodian, as custodian for the Depositary to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.6(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Notes Custodian, as custodian for the Depositary, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be cancelled following the Automatic Exchange.

(f)          Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g)          Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Company’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5).

The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (x) for a period beginning (i) 15 calendar days before the sending of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such sending or (ii) 15 calendar days before an interest payment date and ending on such interest payment date or (y) called for redemption, except the unredeemed portion of any Note being redeemed in part.

Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A, B and C) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h)          No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

Neither the Trustee nor the Registrar shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. None of the Trustee, the Registrar or any of their respective agents shall have any responsibility for any actions taken or not taken by DTC.

Section 2.7.         Form of Certificate to be Delivered upon Termination of Restricted Period.

[Date]

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Atento Administrator
Facsimile: (612) 217-5651

with a copy to:

Sidley Austin LLP
70 St Mary Axe
London, EC3A 8BE
Attention: Alan G. Grinceri
Facsimile: +44 20 7626 7937

Re: Atento Luxco 1 (the “Company”).

   8.000% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

This letter relates to Notes represented by a temporary global Note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.1 of the Indenture dated as of February 10, 2021 relating to the Company’s Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[      ] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended (“Regulation S”). Accordingly, you are hereby requested to issue a permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture. We certify that we [are][are not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours, [Name of Transferor]
By:
Authorized Signature

Section 2.8.         Form of Certificate to be Delivered in Connection with Transfers to IAIs.

[Date]

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

[Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Atento Administrator
Facsimile: (612) 217-5651]

Re: Atento Luxco 1 (the “Company”).

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[            ] principal amount of the 8.000% Senior Secured Notes due 2026 (the “Notes”) of Atento Luxco 1 (the “Company”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name: ___________________________________

Address: _________________________________

Taxpayer ID Number: _______________________

The undersigned represents and warrants to you that:

1.               We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

2.               We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”) in a transaction complying with the requirements of Rule 144A, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of another institutional “accredited investor,” in each case, in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to Rule 144 of the Securities Act or another available exemption from the registration requirements of the Securities Act, subject, in each of the foregoing cases, to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Registrar and the Company.

3.               We [are][are not] an Affiliate of the Company.

TRANSFEREE:

By:

Section 2.9.         Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Atento Administrator
Facsimile: (612) 217-5651

Re: Atento Luxco 1 (the “Company”).

   8.000% Senior Secured Notes due 2026 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[         ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a)             the offer of the Notes was not made to a person in the United States;

(b)             either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c)             no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d)             the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Company and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Company.

The Trustee and the Company are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours, [Name of Transferor]
By:
Authorized Signature

Section 2.10.     Form of Certificate to be Delivered in Connection with Transfers to AIs.

[Date]

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Atento Administrator
Facsimile: (612) 217-5651

Re: Atento Luxco 1 (the “Company”).

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $[         ] principal amount of the 8.000% Senior Secured Notes due 2026 (the “Notes”) of the Company.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:______________________________

Address:____________________________

Taxpayer ID Number:__________________

The undersigned represents and warrants to you that:

1.               I am an “accredited investor” (as defined in Rule 501(a)(4) under the U.S. Securities Act of 1933, as amended (the “Securities Act”)) and I am acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. I have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of my investment in the Notes and I invest in or purchase securities similar to the Notes in the normal course of my business. I am able to bear the economic risk of my investment.

2.               I understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. I agree on my own behalf to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”) in a transaction complying with the requirements of Rule 144A, to a person I reasonably believe is a “qualified institutional buyer” under Rule 144A (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d)

pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor purchasing for its own account or for the account of another institutional “accredited investor,” in each case, in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to Rule 144 of the Securities Act or another available exemption from the registration requirements of the Securities Act, subject, in each of the foregoing cases, to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. Each purchaser acknowledges that the Company and the Registrar reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company.

3.               I understand and acknowledge that upon the issuance thereof, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities laws, the Notes that I acquire will be certificated Notes that will bear, and all certificates issued in exchange therefor or in substitution thereof will bear, a restrictive legend set forth in Section 2.1(d) of this Indenture.

4.               I am an Affiliate of the Company.

TRANSFEREE:

By:

Section 2.11.     Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8 -405 of the UCC are met, such that the Holder (a) satisfies the Company and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the UCC (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in their discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.12.     Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note; provided, however, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.13.     Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company consider appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall, upon receipt of a Company Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.14.     Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee). If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC or the applicable Notes Custodian to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

Section 2.15.     Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election, in each case, as provided in clause (a) or (b) below:

(a)          The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this Section 2.15(a). Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 20 calendar days and not less than 15 calendar days prior to the Special Interest Payment Date and not less than 10 calendar days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such Special Record Date, and in the name of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than 10 calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such

Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b)          The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.16.     CUSIP and ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

Section 2.17.     Joint and Several Liability. Except as otherwise expressly provided herein, the Company and the Guarantors shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Collateral Documents.

Article III
Covenants

Section 3.1.         Payment of Notes. The Company shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 10:00 a.m. Eastern time on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2.         Limitation on Indebtedness.

(a)          The Company will not, and will not permit any of the Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), (i) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is at least 2.00 to 1.00 and (ii) the Consolidated Net Leverage Ratio of the Company and the Restricted Subsidiaries is not greater than 3.50 to 1.00; provided, further, that Non-Guarantors may not Incur Indebtedness under this paragraph if, after giving pro forma effect to such Incurrence (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of (a) $45.0 million and (b) 25% of LTM EBITDA of Indebtedness of Non-Guarantors would be outstanding pursuant to this paragraph at such time.

(b)          Section 3.2(a) will not prohibit the Incurrence of the following Indebtedness (collectively, the “Permitted Debt”):

(1)          Indebtedness Incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of Incurrence not exceeding (a) (i) $65.0 million plus (ii) the greater of $50.0 million and 30% of LTM EBITDA, plus (b) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;

(2)          Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the Incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Indenture;

(3)          Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that:

(a)       any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and

(b)       any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(4)          Indebtedness represented by (a) the Notes (other than any Additional Notes), including any Guarantee thereof, (b) any Indebtedness (other than Indebtedness Incurred pursuant to clauses (1) and (3) above) outstanding on the Issue Date, and any Guarantees thereof, (c) Refinancing Indebtedness (including, with respect to the Notes and any Guarantee thereof) Incurred in respect of any Indebtedness described in this clause (4) or clauses (5) or (10) of this Section 3.2(b) or Incurred pursuant to Section 3.2(a), (d) Securitization Refinancing Indebtedness, the proceeds of which is applied to refinance Indebtedness in accordance with the definition thereof (except Indebtedness Incurred under clauses (1) and (13) of this Section 3.2(b)), in an aggregate principal amount that does not exceed $150.0 million outstanding at the time of Incurrence less the principal amount of Securitization Refinancing Indebtedness outstanding under clauses (1) or (13) of this Section 3.2(b), and (e) Management Advances;

(5)          Indebtedness (x) of the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Company or a Restricted Subsidiary in accordance with the terms of this Indenture, including in connection with a Permitted Redomiciliation (so long as such Indebtedness was not Incurred in contemplation of such Permitted Redomiciliation); provided that after giving effect to such acquisition, merger or consolidation, either:

(i)          the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to Section 3.2(a) on a pro forma basis; or

(ii)          on a pro forma basis the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would not be lower and the Consolidated Net Leverage Ratio would not be higher than, in each case, such ratio was immediately prior to such acquisition, merger, amalgamation or consolidation

(6)          Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7)          Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (a) $25.0 million and (b) 15% of LTM EBITDA at the time of Incurrence;

(8)          Indebtedness in respect of (a) workers’ compensation claims, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Company or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice; (b) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence; (c) customer deposits and advance payments (including progress premiums) received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (d) letters of credit, bankers’ acceptances, warehouse receipts, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business or consistent with past practice; (e) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protection, credit or debit card, purchase card, electronic funds transfer, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice; and (f) Settlement Indebtedness;

(9)          Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Company and the Restricted Subsidiaries in respect of all such Indebtedness in connection with a disposition shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(10)          Indebtedness in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, will not exceed 100% of the Net Cash Proceeds received by the Company from the issuance or sale (other than to a

Restricted Subsidiary) of its Capital Stock or otherwise contributed to the equity (in each case, other than through the issuance of Disqualified Stock, Designated Preferred Stock or an Excluded Contribution) of the Company, in each case, subsequent to the Issue Date and any Refinancing Indebtedness in respect thereof; provided, however, that (i) any such Net Cash Proceeds that are so received or contributed shall not increase the amount available for making Restricted Payments to the extent the Company and the Restricted Subsidiaries Incur Indebtedness in reliance thereon and (ii) any Net Cash Proceeds that are so received or contributed shall be excluded for purposes of Incurring Indebtedness pursuant to this clause to the extent such Net Cash Proceeds or cash have been applied to make Restricted Payments;

(11)          Indebtedness consisting of promissory notes issued by the Company or any of its Subsidiaries to any future, present or former employee, director, contractor or consultant of the Company, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, heirs or any spouse or former spouse of such employee, director, contractor or consultant), to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by Section 3.3;

(12)          Indebtedness of the Company or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, Incurred in the ordinary course of business or consistent with past practice;

(13)          Indebtedness in an aggregate outstanding principal amount which when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding will not exceed the greater of (a)(i) $50.0 million and (ii) 30% of LTM EBITDA, plus (b) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;

(14)          any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(15)          Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (i) the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and (ii) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(16)          Indebtedness consisting of local lines of credit, overdraft facilities, working capital facilities and similar arrangements with an aggregate principal amount not exceeding $50.0 million; and

(17)          Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring.

(c)          For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1)          in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Sections 3.2(a) and 3.2(b), the Company, in its sole discretion, will classify, and may, from time to time, reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in Section 3.2(a) or one of the clauses of Section 3.2(b);

(2)          additionally, all or any portion of any item of Indebtedness may later be reclassified as having been Incurred pursuant to any type of Indebtedness described in Sections 3.2(a) and 3.2(b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision and any related Liens are permitted to be Incurred at the time of reclassification;

(3)          all Indebtedness committed or outstanding under the Credit Agreement and the Existing Local Lines as of the Issue Date is deemed Incurred under clauses (1)(a) and (16), respectively, of Section 3.2(b) and cannot be reclassified notwithstanding clauses (1) and (2) above;

(4)          Securitization Refinancing Indebtedness may only be Incurred under clauses (1), (4)(d) or (13) of Section 3.2(b);

(5)          in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness such amount shall not include the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing;

(6)          Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(7)          the principal amount of any securitization transaction or series of securitization transactions is the amount of obligations outstanding under the legal documents entered into as part of such transaction that would be characterized as principal if such transaction were structured as a secured lending transaction rather than as a purchase relating to such transaction or series of transactions;

(8)          if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to of Section 3.2(a) or Section 3.2(b) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(9)          the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(10)          Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(11)          in the event that the Company or a Restricted Subsidiary enters into or increases commitments under a revolving credit facility or enters into any commitment to Incur or issue Indebtedness, Disqualified Stock or Preferred Stock or commits to Incur any Lien pursuant to clause (33) of the definition of “Permitted Liens,” the incurrence or issuance thereof for all purposes under this Indenture, including without limitation for purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, or usage of clauses (1) through (17) of Section 3.2(b) (if any) for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) will, at the Company’s option, either (a) be determined on the date of such revolving credit facility or such entry into or increase in commitments (assuming that the full amount thereof has been borrowed as of such date) or other Indebtedness, Disqualified Stock or Preferred Stock, and, if such Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, test or other provision of this Indenture is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 3.2 irrespective of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, or other provision of this Indenture at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this clause (a) shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable) or (b) be determined on the date such amount is borrowed pursuant to any such facility or increased commitment, and, in each case, the Company may revoke such determination at any time and from time to time;

(12)          in the event that the Company or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, shall, at the option of the Company, be (a) the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, the Consolidated First Lien Secured Leverage Ratio or the Consolidated Net Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the Consolidated EBITDA of the Company or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of Consolidated EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated or (b) the date such Indebtedness is Incurred or assumed;

(13)          notwithstanding anything in this Section 3.2 to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of Section 3.2(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus premiums (including tender premiums), defeasance, costs and fees in connection with such refinancing; and

(14)          the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of IFRS.

(d)          Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in IFRS, will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

(e)          If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Company shall be in default of this Section 3.2).

(f)          For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including, without limitation, tender premiums) and other costs and expenses (including, without limitation, original issue discount, upfront fees or similar fees) Incurred or payable in connection with such refinancing.

(g)          Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h)          The Company will not, and will not permit any Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

(i)          For the avoidance of doubt, (i) unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or the effect of a payment waterfall or is secured by different collateral or because it is guaranteed by different obligors.

Section 3.3.         Limitation on Restricted Payments.

(a)          The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(1)          declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) except:

(i)          dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(ii)          dividends or distributions payable to the Company or a Restricted Subsidiary (and, in the case of the Company or any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Company or another Restricted Subsidiary on no more than a pro rata basis);

(2)          purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Capital Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary;

(3)          make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated

Indebtedness (it being understood that payments of regularly scheduled interest shall be permitted) other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4)          make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(i)          a Default shall have occurred and be continuing (or would immediately thereafter result therefrom);

(ii)          the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii)          the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication), (10) and (22) but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A)          50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available, which may be internal consolidated financial statements (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)          100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6), and (z) Excluded Contributions);

(C)          100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D)          100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case, after the Issue Date; or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date;

(E)          in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 3.3(b)(17) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 3.3(b)(17), as the case may be; and

(F)          any returns, profits, distributions and similar amounts received on account of a Restricted Investment made in reliance upon this first paragraph (up to the amount of the original Investment).

(b)          Section 3.3(a) will not prohibit any of the following (collectively, “Permitted Payments”):

(1)          the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Indenture as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(2)          (a) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock (“Treasury Capital Stock”) or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company

(other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Company; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution will be excluded from Section 3.3(a)(iii); and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (13) of this Section 3.3(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5)          any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i)          from Net Available Cash to the extent permitted under Section 3.5, but only if the Company shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(ii)          to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of (i) a Change of Control (or other similar event described therein as a “change of control”) or (ii) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”) but only if the Company shall have first complied with the terms described under Section 3.9 or Section 3.5, as applicable, and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii)          consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6)          a Restricted Payment to pay for the purchase, repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Company or of any Parent Entity held by, or to grant such purchased Capital Stock to, any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts, heirs or any spouse or former spouse of such employee, director, contractor or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, contractor or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $10.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any fiscal year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)          the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Company and, to the extent contributed to the capital of the Company (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case, to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii)          the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date; less

(iii)          the amount of any Restricted Payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause (6);

and provided further that (i) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former members of management, directors, employees, managers, contractors or consultants of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture and (ii) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7)          the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8)          payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, appreciation rights, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof and payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(9)          dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(i)          the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes;

(ii)          amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), 3.8(b)(3), 3.8(b)(5), 3.8(b)(11), and 3.8(b)(12); and

(iii)          up to $2.5 million per calendar year;

(10)          (a) the declaration and payment by the Company of, dividends or distributions on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any

Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), in an amount in any fiscal year not to exceed 6% of Market Capitalization or (b) in lieu of all or a portion of the dividends permitted by clause (10)(a), repurchases of the Company’s or any Parent Entity’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when take together with dividends permitted by clause (10)(a), does not exceed the amount contemplated by clause (10)(a);

(11)          payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock; provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(12)          Restricted Payments that are made with Excluded Contributions;

(13)          (i) the declaration and payment of dividends on Designated Preferred Stock of the Company issued after the Issue Date; (ii) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and (iii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that, in the case of clauses (i) and (ii), the amount of all dividends declared or paid to a Person pursuant to such clauses shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clauses (i), (ii) and (iii), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14)          distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock, of equity interests in, or Indebtedness owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents) or proceeds thereof;

(15)          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case, in connection with a Qualified Securitization Financing or Receivables Facility;

(16)          any Restricted Payment made in connection with the Transactions and any costs and expenses (including all legal, accounting and other professional fees and expenses) related thereto or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(17)          Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $30.0 million and 17.5% of LTM EBITDA at such time;

(18)          mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(19)          payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 4.1 hereof;

(20)          Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this Section 3.3 if made by the Company; provided that (a) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (b) such Parent Entity shall, promptly following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 4.1) to consummate such Investment, (c) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Indenture, (d) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to clause (c) of the preceding paragraph and (e) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this Section 3.3(b) (other than pursuant to Section 3.3(b)(12) hereof) or pursuant to the definition of “Permitted Investments” (other than pursuant to Section 3.3(b)(12) thereof);

(21)          investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to the sum of Total Leverage Excess Proceeds and Declined Excess Proceeds; and

(22)          Restricted Payments made in connection with a Permitted Redomiciliation so long as such Permitted Redomiciliation is not undertaken in a manner with the purpose of circumventing the provisions of this Section 3.3 and solely to the extent that such Restricted Payments are required to be made to effect the transactions contemplated under such Permitted Redomiciliation.

(c)          For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in clauses (1) through (22) of Section 3.3(b), or is permitted pursuant to Section 3.3(a), and/or one or more of the clauses contained in the definition of “Permitted Investments,” the Company will be entitled to classify such Restricted Payment or Investment (or portion thereof) on the date of its payment or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this Section 3.3, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investments.”

(d)          The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

(e)          Unrestricted Subsidiaries may use value transferred from the Company and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Capital Stock of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries, and to transfer value to the holders of the Capital Stock or any Parent Entity and to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Company or its Restricted Subsidiaries.

(f)          For the avoidance of doubt, this Section 3.3 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Indenture.

Section 3.4.         Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)          pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(2)          make any loans or advances to the Company or any Restricted Subsidiary; or

(3)          sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)          Section 3.4(a) shall not prohibit:

(1)          any encumbrance or restriction pursuant to (a) any Credit Facility or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2)          any encumbrance or restriction pursuant to this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement;

(3)          any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(4)          any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause, if another Person is the Successor Company, any

Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(5)          any encumbrance or restriction:

(i)          that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii)          contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements;

(iii)          restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or

(iv)          pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(6)          any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(7)          any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(8)          customary provisions in leases, licenses, shareholder agreements, joint venture agreements and other similar agreements, organizational documents and instruments;

(9)          encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(10)          any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(11)          any encumbrance or restriction pursuant to Hedging Obligations;

(12)          other Indebtedness, Disqualified Stock or Preferred Stock of Non-Guarantors permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Non-Guarantors party thereto or their Subsidiaries;

(13)          restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(14)          any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 3.2 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (a) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Notes or (b) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(15)          any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(16)          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in clauses (1) to (15) of this Section 3.4(b) or this clause (16); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

Section 3.5.         Limitation on Sales of Assets and Subsidiary Stock.

(a)          The Company shall not, and shall not permit any of the Restricted Subsidiaries to, make any Asset Disposition unless:

(1)          the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2)          in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis) (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3)          an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied:

(i)          to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor (in each case, other than Indebtedness owed to the Company or any Restricted Subsidiary) or any Secured Indebtedness secured by a First Priority Lien, including Indebtedness under the Credit Agreement (or any Indebtedness that refinances the Credit Agreement in respect thereof) or the Notes (including by open market purchases, negotiated transactions or tender offers) within 450 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash; provided, however, that, notwithstanding the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied pursuant to clause (i) of this paragraph to prepay, repay or purchase any unsecured Indebtedness or Secured Indebtedness other than in accordance with the Intercreditor Agreement; provided further, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (B) to prepay, repay or purchase Pari Passu Indebtedness; or (C) to make an Asset Disposition Offer;

(ii)          to the extent the Company or any Restricted Subsidiary elects, to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary equal to the amount of Net Available Cash received by the Company or another Restricted Subsidiary) within 450 days from the later of (i) the date of such Asset Disposition and (ii) the receipt of such Net Available Cash; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; and

(iii)          to the extent of the balance of such Net Available Cash after application in accordance with clauses (a) and (b) above (the aggregate of any such amounts, “Declined Excess Proceeds”), to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations and the making of other Restricted Payments);

provided that, (1) pending the final application of the amount of any such Net Available Cash in accordance with clause (i), (ii) or (iii) in Section 3.5(a)(3) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture; (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of written notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) above with respect to such Asset Disposition; and (3) the foregoing percentage in this Section 3.5(a)(3) shall be reduced to 50% if the Consolidated Net Leverage Ratio would be equal to or less than 2.75 to 1.00 after giving pro forma effect to any application of such Net Available Cash as set forth in this Section 3.5(a)(3) (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance with this clause (3) as a result of the application of this proviso shall collectively constitute “Total Leverage Excess Proceeds”).

(b)          The amount of any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds” (excluding all Total Leverage Excess Proceeds) under this Indenture. On the 451st day after the later of (x) an Asset Disposition or (y) the receipt of such Net Available Cash, or earlier if the Company elects, if the aggregate amount of Excess Proceeds under this Indenture exceeds (i) $30.0 million in the case of a single transaction or series of related transactions or (ii) $45.0 million aggregate amount in any fiscal year, the Company will within 10 Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders of Notes issued under this Indenture and, to the extent the Company elects, to all holders of other outstanding Pari Passu Indebtedness, to purchase the maximum principal amount of Notes and any such Pari Passu Indebtedness to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in respect of the Notes in an amount equal to 100% of the principal amount of the Notes and Pari Passu Indebtedness, in each case, plus accrued and unpaid interest to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Indebtedness, as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Company will deliver notice of such Asset Disposition Offer electronically or by first class mail, with a copy to the Trustee, the Paying Agent and each Holder of Notes at the address of such Holder appearing in the Notes Register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Company may satisfy the foregoing obligations with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer with respect to all Net Available Cash prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to any unapplied Excess Proceeds.

(c)          To the extent that the aggregate amount of Notes and Pari Passu Indebtedness so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and other Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Company shall allocate the Excess Proceeds among the Notes and Pari Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness provided that no Notes or other Pari Passu Indebtedness will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero. Additionally, the Company may, at its option, make an Asset Disposition Offer using proceeds from any Asset Disposition at any time after the consummation of such Asset Disposition. Upon consummation or expiration of any Asset Disposition Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Company may use such Net Available Cash for any purpose not prohibited by this Indenture.

(d)          To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(e)          For the purposes of Section 3.5(a)(2) hereof, the following will be deemed to be cash:

(i)             the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary reflected (or, if no such statement of financial position is available, that would be reflected) on the most recent statement of financial position or the footnotes thereto (other than Subordinated Indebtedness of the Company or a Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)             securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii)             Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)             consideration consisting of Indebtedness of the Company (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(v)             any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $30.0 million and 17.5% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(f)          Upon the commencement of an Asset Disposition Offer, the Company shall send, or cause to be sent, a notice to the Trustee and to each Holder at its registered address, or deliver otherwise in accordance with the applicable procedures of the Depositary. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1)          that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(2)          the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 15 days and not later than 60 days from the date such notices are sent (the “Asset Sale Payment Date”);

(3)          that any Notes not tendered or accepted for payment shall continue to accrue interest in accordance with the terms thereof;

(4)          that, unless the Company default in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5)          that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice at least three Business Days before the Asset sale Payment Date;

(6)          that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than two Business Days prior to the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(7)          that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(8)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(g)          If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(h)          On the Asset Sale Payment Date, the Company will, to the extent permitted by law,

(1)          accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2)          deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3)          deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(i)          To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws, rules and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(j)          The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 3.6.         Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (each, an “Initial Lien”) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Company or any Restricted Subsidiary, unless:

(1)          in the case of Initial Liens securing Collateral, such Initial Lien is a Permitted Lien, or

(2)          in the case of Initial Liens on any asset or property that is not Collateral, (i) the Notes (or a Note Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien until such time as such obligations are no longer secured by a Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Trustee, the Security Agent and the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 3.7.         Limitation on Guarantees.

(a)          The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Company), other than a Guarantor to Guarantee the payment of (i) any syndicated Credit Facility permitted under Section 3.2(b)(1) or (ii) capital markets debt securities of the Company or any other Guarantor unless:

(1)          such Restricted Subsidiary within 60 days (i) executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes and (ii) to the extent any of such Guarantor’s assets would constitute Collateral, executes and delivers a supplement or joinder to the Collateral Documents or new Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such Guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Guarantee of the Notes; and

(2)          such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this Section 3.7 shall not be applicable (i) to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, or (ii) in the event that the Guarantee of the Company’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b)          The Company may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall not be required to comply with the 60-day period described in Section 3.7(a)(1).

(c)          If any Guarantor becomes an Immaterial Subsidiary, the Company shall have the right, by execution and delivery of a supplemental indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee the Credit Agreement or other Indebtedness of the Company or the other Guarantors, unless it again becomes a Guarantor.

Section 3.8.         Limitation on Affiliate Transactions.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of $10.0 million, unless:

(1)          the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2)          in the event such Affiliate Transaction involves an aggregate value in excess of $25.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a)(2)if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b)          Section 3.8(a) shall not apply to:

(1)          any Restricted Payment permitted to be made pursuant to Section 3.3 or any Permitted Investment;

(2)          any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Company, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of the Company, in each case, in the ordinary course of business or consistent with past practice;

(3)          any Management Advances and any waiver or transaction with respect thereto;

(4)          (a) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (b) any merger, amalgamation or consolidation with any Parent Entity; provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Indenture;

(5)          the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, contractors, consultants, distributors or employees of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through any Controlled Investment Affiliate of such directors, officers, contractors, consultants, distributors or employees);

(6)          the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;

(7)          any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(8)          transactions with customers, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case, in the ordinary course of business or consistent with past practice, which are fair to the Company or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of the Company or the senior management of the Company or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9)          any transaction between or among the Company or any Restricted Subsidiary and any Person that is an Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary or any Affiliate of the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(10)          issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(11)          (a) payments by the Company or any Restricted Subsidiary to any Parent Entity (whether directly or indirectly), including to its affiliates or its designees, of annual management, consulting, monitoring, refinancing, transaction, subsequent transaction exit fees, advisory fees and related costs and expenses and indemnitees in connection therewith and any termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) and (b) customary payments by the Company or any Restricted Subsidiary to any Parent Entity for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved in the case of each of clauses (a) and (b) by a majority of the Board of Directors of the Company in good faith;

(12)          payment to any Parent Entity of all out-of-pocket expenses Incurred by such Parent Entity in connection with its direct or indirect investment in the Company and its Subsidiaries;

(13)          the Transactions and the payment of all costs and expenses (including all legal, accounting and other professional fees and expenses) related to the Transactions;

(14)          transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8;

(15)          the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under any future amendment to the equityholders’ agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

(16)          any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of their Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(17)          (i) investments by Affiliates in securities of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Company or any of the Restricted Subsidiaries contemplated in subclause (17)(i) or that were acquired from Persons other than the Company and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(18)          payments by any Parent Entity, the Company and the Restricted Subsidiaries pursuant to any tax sharing agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(19)          payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, contractors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(20)          employment and severance arrangements between the Company or its Restricted Subsidiaries and their respective officers, directors, contractors, consultants, distributors and employees in the ordinary course of business or entered into in connection with the Transactions;

(21)          any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 3.5 hereof or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(22)          transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated a Restricted Subsidiary under Section 3.20 and pledges of Capital Stock of Unrestricted Subsidiaries;

(23)          any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor, which is approved by a majority of the Disinterested Directors;

(24)          intellectual property licenses in the ordinary course of business;

(25)          payments to or from, and transactions with, any joint venture in the ordinary course of business or consistent with past practice (including any cash management activities related thereto);

(26)          the payment of costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and

(27)          any Permitted Redomiciliation or Permitted Tax Restructuring.

Section 3.9.         Change of Control.

(a)          If a Change of Control Repurchase Event occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes under Section 5.7, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of

Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date. Within 30 days following any Change of Control Repurchase Event, the Company will deliver or cause to be delivered a notice of such Change of Control Offer, electronically in accordance with the applicable procedures of DTC in the case of global notes or by first-class mail, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the Notes Register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control Repurchase Event and with the following information:

(1)          that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;

(2)          the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)          that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)          that unless the Company default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest, on the Change of Control Payment Date;

(5)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)          that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)          that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)          if such notice is delivered prior to the occurrence of a Change of Control Repurchase Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Repurchase Event; and

(9)          the other instructions, as determined by the Company, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.

(b)          On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)          accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2)          deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3)          deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Company.

(c)          The Company will not be required to make a Change of Control Offer following a Change of Control Repurchase Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption of all outstanding Notes has been given pursuant to Section 5.7 hereof, unless and until there is a default in the payment of the redemption price on the applicable Redemption Date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control Repurchase Event, conditional upon such Change of Control Repurchase Event.

(d)          Notwithstanding anything to the contrary in this Indenture, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 15 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

(e)          While the Notes are in global form and the Company make an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

(f)          To the extent that the provisions of any securities laws, rules or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(g)          The provisions of this Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes.

Section 3.10.     Reports.

(a)          So long as any Notes are outstanding, the Company will furnish to the Trustee, within 15 days after the time periods specified below:

(1)          within 120 days after the end of each fiscal year, (i) information regarding the Company and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the section of the 2019 20-F entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (ii) pro forma statement of operations and statement of financial position information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (2) or (3) below) (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense); (iii) the audited consolidated statement of financial position of the Company as at the end of the most recent two fiscal years and audited consolidated statements of operations and statements of cash flow of the Company for the most recent three fiscal years, including appropriate footnotes to such financial statements, for and as at the end of such fiscal years and the report of the independent auditors on the financial statements; (iv) a description of the management and shareholders of the Company, all material affiliate transactions and a description of all material debt instruments; and (v) a description of material risk factors and material subsequent events; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements

(2)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports of the Company containing the following information: (i) the Company’s unaudited condensed consolidated statement of financial position as at the end of such quarter and unaudited condensed consolidated statements of operations and cash flow for the most recent quarter and year to date periods ending on the unaudited condensed statements of financial position date and the comparable prior year periods, together with condensed footnote disclosure; (ii) pro forma statement of operations and statement of financial position information of the Company, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations on a consolidated basis that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates (provided that such pro forma financial information will be provided only to the extent available without unreasonable expense); (iii) information regarding the Company and its consolidated subsidiaries with a level and type of detail that is substantially comparable in all material respects to information in the 2020 Third Quarter 6-K; (iv) a discussion of changes in material debt instruments since the most recent report; and (v) material subsequent events and any material changes to the risk factors disclosed in the most recent annual or quarterly report; provided that the information described in clauses (iv) and (v) may be provided in the footnotes to the audited financial statements; and

(3)          promptly after the occurrence of a material event that the Company announces publicly or any acquisition, disposition or restructuring, merger or similar transaction that is material to the Company and the Restricted Subsidiaries, taken as a whole, or a senior executive officer or director changes at the Company or a change in auditors of the Company, a report containing a description of such event.

provided, however, for the avoidance of doubt, that the Company shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (ii) provide any information that is not otherwise similar to information currently included or incorporated by reference in the offering circular or (iii) provide separate financial statements or other information contemplated by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or, in each case, any successor provisions or any schedules required by Regulation S-X. In addition, notwithstanding the foregoing, the Company will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307, 308 or 402 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.1 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)          All financial statement information shall be prepared in accordance with IFRS as in effect on the date of such report or financial statement (or otherwise on the basis of IFRS as then in effect), except as may otherwise be described in such information; provided, however, that the reports set forth in clauses (1), (2) and (3) above may, in the event of a change in IFRS, present earlier periods on a basis that applied to such periods. The reports set forth above will not be required to contain any reconciliation to U.S. generally accepted accounting principles.

(c)          Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 3.10(a), the Company shall also use its commercially reasonable efforts to post copies of such information required by Section 3.10(a) on a website (which may be nonpublic, password protected and may be maintained by the Company or a third party) to which access will be given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Company), and securities analysts and market making financial institutions that are reasonably satisfactory to the Company; provided, however, that the Company may deny access to any competitively sensitive information otherwise to be provided pursuant to this Section 3.10 to any such Holder, prospective investor, security analyst or market maker that is a competitor (or an Affiliate of a competitor) of the Company and its Subsidiaries, to the extent that the Company determines in good faith that the provision of such information to such Person would be competitively harmful to the Company and its Subsidiaries. To the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, the Company shall furnish such reports to the Holders, upon their request. The Company may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained there) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information.

(d)          The Company will also hold quarterly conference calls for the Holders of the Notes, prospective investors in the Notes and securities analysts and market making financial institutions to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Company’s (or, as applicable, any of any Parent Entity’s) equity investors and analysts). The conference call will be following the last day of each fiscal quarter of the Company and not later than 20 Business Days from the time that the Company distributes the financial information as set forth in Section 3.10(a). No fewer than two days prior to the conference call, the Company will issue a press release or otherwise announce the time and date of such conference call and providing instructions for Holders, prospective investors in the Notes, securities analysts and market making financial institutions to obtain access to such call.

(e)          For purposes this Section 3.10, an acquisition or disposition shall be deemed to be material if the entity or business acquired or disposed of represents greater than 20% of the Company’s (i) Consolidated Net Income or Consolidated EBITDA for the most recent four quarters for which annual or quarterly financial reports are available or (ii) consolidated assets as of the last day of the most recent quarter for which annual or quarterly financial reports are available.

(f)          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries hold in the aggregate more than 10.0% of the Total Assets of the Company, then the annual and quarterly financial information required by clauses (1) and (2) of this Section 3.10(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(g)          The Company may satisfy its obligations under Section 3.10 with respect to financial information relating to the Company by furnishing financial information relating to a Parent Entity; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity (and other direct or indirect Parent Entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(h)          Notwithstanding anything to the contrary set forth above, if the Company or any Parent Entity has furnished the Holders of Notes (with a copy to the Trustee) or filed with the SEC the reports described in the preceding paragraphs with respect to the Company or any Parent Entity, the Company shall be deemed to be in compliance with this Section 3.10; provided that the Trustee shall have no obligation to monitor whether any such filings have been made.

(i)          Delivery of reports, information and documents pursuant to this Section 3.10 to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 3.11.     Maintenance of Office or Agency.

The Company will maintain an office or agency where the Notes will be payable and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The corporate trust office of the Trustee, which initially shall be located at Wilmington Trust, National Association, Corporate Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402-1544, Attention: Atento Administrator, shall be such office or agency of the Company unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the corporate trust office of the Trustee, and the Company hereby appoint the Trustee as its agent to receive all such presentations and surrenders.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may, from time to time, rescind any such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency. The office of the Trustee shall not be an office or agency of the Company for service of process on the Company or any Guarantor.

Section 3.12.     Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b) and subject to the ability of the Company or any of the Restricted Subsidiaries to convert (or similar action) to another form of legal entity under the laws of the jurisdiction under which the Company or such Subsidiary then exists, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence, as applicable, and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Company determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

Section 3.13.     Payment of Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with IFRS or where the failure to effect such payment will not be disadvantageous to the Holders.

Section 3.14.     [Reserved].

Section 3.15.     Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate, the signers of which shall be the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Company, stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Company is taking or proposes to take with respect thereto.

Section 3.16.     Further Instruments and Acts. Upon request of the Trustee or as necessary to comply with future developments or requirements, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 3.17.     [Reserved].

Section 3.18.     Statement by Officers as to Default. The Company shall deliver to the Trustee, as soon as possible and in any event within 30 days after the Company becomes aware of the occurrence of any Default or Event of Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the actions which the Company is taking or propose to take with respect thereto.

Section 3.19.     Suspension of Certain Covenants.

(a)          Following the first day: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing until the Reversion Date (as defined below), the Company and the Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3)(collectively, the “Suspended Covenants”).

(b)          In addition, any future obligation to grant further Note Guarantees shall be released. All such further obligation to grant Note Guarantees shall be reinstated upon the Reversion Date. If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reversion Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain Investment Grade Status (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Status); provided, however, that no Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period.”

(c)          On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 3.2(b)(4)(b). On and after the Reversion Date, all Liens created during the Suspension Period will be considered Permitted Liens. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 3.3 will be made as though Section 3.3 had been in effect since the Issue Date and prior to, but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 3.3(a). On and after each Reversion Date, the Company and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(d)          The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders if the Notes achieve Investment Grade Status.

Section 3.20.     Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments pursuant to Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b)          Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 3.2, the Company will be in default under Section 3.2.

(c)          The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 (including pursuant to clause (b)(5) thereof treating such redesignation as an acquisition for the purposes of such clause), calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complies with the preceding conditions.

Section 3.21.     [Reserved].

Section 3.22.     After-Acquired Property. From and after the Issue Date, upon the acquisition by the Company or any Guarantor of any After-Acquired Property, the Company or such Guarantor shall execute and deliver such security instruments, financing statements and certificates, accompanied by Opinions of Counsel, as shall be necessary to vest in the Security Agent a perfected security interest, subject only to Permitted Liens, in such After-Acquired Property and to have such After-Acquired Property (but subject to certain limitations, if applicable, including under Article XII) added to the Collateral, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect; provided, however, that if granting such first priority security interest in such After-Acquired Property requires the consent of a third party, the Company shall use commercially reasonable efforts to obtain such consent with respect to the first priority interest for the benefit of the Trustee and the Security Agent on behalf of the Holders of the Notes; provided further, however, that if such third party does not consent to the granting of such first priority security interest after the use of such commercially reasonable efforts, the Company or such Guarantor, as the case may be, shall not be required to provide such security interest.

Section 3.23.     Additional Amounts.

(a)          All payments that the Company makes under or with respect to the Notes, and that any Guarantor makes under or with respect to any Note Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, assessment or other governmental charge, including any related interest, penalties or additions to tax (“Taxes”), unless such withholding or deduction of such Taxes is then required by law. If any such deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which either the Company or any Guarantor is incorporated or organized, engaged in business for tax purposes or resident for tax purposes, or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Company or any such Guarantor, or any political subdivision thereof or therein (each, a “Relevant Tax Jurisdiction”) will at any time be required to be made in respect of any payments made by the Company or any such Guarantor under or with respect to the Notes or any Guarantee, including payments of principal, redemption price, interest or premium, the Company or any such Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each Holder in respect of such payments after such withholding or deduction by the applicable withholding agent (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received by each Holder in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1)          any Taxes, to the extent such Taxes would not have been imposed but for the existence of any actual or deemed present or former connection between the Holder or the beneficial owner of the Notes and the Relevant Tax Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than any connection arising solely from the ownership or disposition of such Note, the enforcement of such Note or any Note Guarantee or the receipt of any payments under or with respect to such Note or a Note Guarantee;

(2)          any Tax imposed on or with respect to any payment by the Company or a Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note; provided that there is no material cost or commercial or legal restriction to transferring the notes to the beneficiary, partner or other beneficial owner;

(3)          any Taxes to the extent such Taxes were imposed as a result of the presentation (where presentation is required in order to receive payment) of a Note for payment more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(4)          any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(5)          any Taxes imposed by the United States, any state thereof or the District of Columbia, or any subdivision thereof, including U.S. federal withholding taxes and any Taxes under FATCA;

(6)          any Taxes payable other than by deduction or withholding from payments under or with respect to a Note or any Note Guarantee of such Note;

(7)          any Taxes to the extent such Taxes are imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes to comply with any timely reasonable written request of the Company or the Guarantors, as applicable, addressed to the Holder or beneficial owner to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Tax Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Tax Jurisdiction), but, in each case, only to the extent the Holder or beneficial owner is legally eligible to provide such certification or documentation;

(8)          any tax imposed by virtue of the so-called Luxembourg Relibi Law dated December 23, 2005 as amended; or

(9)          any combination of items (1) through (8) above.

(b)          In addition to the foregoing, each of the Company and the Guarantors will also pay the Holder for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, duties or similar levies (including related penalties, interest and additions to Tax with respect thereto), except for any Luxembourg registration duties (droits d’enregistrement) payable due to registration of the Indenture, the Notes, any Note Guarantee or any other such document or instrument when such registration is or was not required to maintain or preserve the rights of any Holder under such document, which are levied by any Relevant Tax Jurisdiction (for the avoidance of doubt, excluding the United States, any state thereof or the District of Columbia or any political subdivision thereof or therein) on the execution, delivery, issuance, or registration of this Indenture, the Notes, any Note Guarantee or any other document or instrument referred to therein, or the receipt of any payments under or with respect to, or enforcement of, this Indenture, the Notes, any Note Guarantee or any other such document or instrument. Neither the Company nor a Guarantor will, however, pay any such amounts that are imposed on or result from a sale or other transfer or disposition of a note by a Holder or a beneficial owner and that would not have been imposed or resulted but for the existence of any actual or deemed present or former connection between such Holder or beneficial owner of the Note and the Relevant Tax Jurisdiction, other than any connection arising solely from the ownership or disposition of such Note, the enforcement of such Note or any Note Guarantee or the receipt of any payments under or with respect to such Note or a Note Guarantee and limited, solely to the extent of such taxes and similar charges or levies that arise from the receipt of any payments of principal or interest on the Notes, to any such taxes or similar charges or levies that are not excluded under clauses (1) through (9) above.

(c)          If the Company or any Guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Company or such Guarantor, as applicable, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the Company or the Guarantors, as applicable, shall deliver to the Trustee promptly thereafter) an Officer’s Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officer’s Certificate must also set forth any other information reasonably necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officer’s Certificate as conclusive proof that such payments are necessary.

(d)          The Company or the Guarantor, as applicable, will make all withholdings and deductions required by law to be withheld or deducted by it and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Company or the Guarantor, as applicable, will use its reasonable efforts to obtain Tax receipts from each relevant Tax authority evidencing the payment of any Taxes so deducted or withheld. The Company or the Guarantor, as applicable, will furnish to the Trustee (or to a Holder or beneficial owner upon written request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of Tax receipts evidencing payment by or Company or the Guarantor, as applicable, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

(e)          Whenever in this Indenture there is referred to, in any context, the payment of principal, interest, premium, redemption price or other amounts with respect to any

Note, such reference shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f)          The above obligations will survive any termination, defeasance or discharge of this Indenture, any transfer by a Holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any successor Persons to the Company or the Guarantors, as applicable, and to any jurisdiction in which any successor Person to the Company or the Guarantors, as applicable, is incorporated or organized, engaged in business for tax purposes or resident for tax purposes or any jurisdiction from or through which payment is made by or on behalf of such Person on any Note, Note Guarantee, and any political subdivision thereof or therein.

Section 3.24.     Post-Closing Guarantors. The Company shall cause each Post-Closing Guarantor to provide a Note Guarantee within 45 Business Days following the Issue Date, it being understood that in the event that the Company shall fail to cause any Post-Closing Guarantor to provide any Guarantee within 45 Business Days following the Issue Date and such failure to cause is due solely to governmental restrictions imposed as a consequence of the COVID-19 pandemic, such 45 Business Day period shall be extended such that it ends 30 days after the first Business Day after the cessation of the governmental restrictions imposed as a consequence of the COVID-19 pandemic.

Section 3.25.     Impairment of Security Interest.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, take or omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood that the Incurrence of Permitted Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Security Agent, the Trustee and the Holders, and the Company shall not, and shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Collateral Documents, any Lien over any of the Collateral that is prohibited by Section 3.6; provided that the Company and its Restricted Subsidiaries may Incur Permitted Liens and the Collateral may be discharged, transferred or released in accordance with the Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the applicable Collateral Documents.

(b)          Notwithstanding Section 3.25(a), nothing in this Section 3.25 shall restrict the discharge and release of any Liens in accordance with this Indenture, the Intercreditor Agreement and any Additional Intercreditor Agreement. Subject to the foregoing, the Collateral Documents may be amended, extended, renewed, restated, supplemented or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets (or, in the case of a Permitted Redomiciliation, substantively equivalent assets)) to (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) provide for Permitted Liens; (iii) add to the Collateral; (iv) undertake a Permitted Redomiciliation; or (v) make any other change thereto that does not adversely affect the Holders in any material respect. Subject to the foregoing, except where contemplated or otherwise permitted by this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement, no Collateral Document may be amended, extended, renewed, restated or otherwise modified or released (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), unless contemporaneously with such amendment, extension, renewal, restatement or modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Company delivers to the Security Agent and the Trustee, either (1) a solvency opinion, in form and substance reasonably satisfactory to the Security Agent and the Trustee, from an independent financial advisor or appraiser or investment bank of international standing which confirms the solvency of the Company and its Subsidiaries, taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), (2) a certificate from the chief financial officer or the Board of Directors of the relevant Person which confirms the solvency of the person granting Liens after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, or (3) an opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in form and substance reasonably satisfactory to the Security Agent and the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or release (followed by an immediate retaking of a lien of at least equivalent ranking over the same assets), the Lien or Liens created under the Collateral Document, so amended, extended, renewed, restated, supplemented, modified or released and replaced are valid and perfected Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement and to which the new Indebtedness secured by the Permitted Lien is not subject. In the event that the Company and its Restricted Subsidiaries comply with the requirements of this Section 3.25, the Trustee and the Security Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Holders; provided that the Company or a Restricted Subsidiary may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations or liabilities on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities, indemnities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

Section 3.26.     Amendments to the Intercreditor Agreement and Additional Intercreditor Agreements.

(a)          In connection with the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries that is permitted to share the Collateral, the Trustee and the Security Agent shall, at the request of the Company, enter into with the Company, the relevant Restricted Subsidiaries and the holders of such Indebtedness (or their duly authorized representatives) one or more intercreditor agreements or deeds (including a restatement, replacement, amendment or other modification of the Intercreditor Agreement) (an “Additional Intercreditor Agreement”), on substantially the same terms as the Intercreditor Agreement (or terms that are not materially less favorable to the Holders) and substantially similar as applies to sharing of the proceeds of security and enforcement of security, priority and release of security; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect the personal rights, duties, liabilities, indemnification or immunities of the Trustee or the Security Agent under this Indenture or the Intercreditor Agreement. In connection with the foregoing, the Company shall furnish to the Trustee and the Security Agent such documentation in relation thereto as it may reasonably require. A reference to the Intercreditor Agreement in this Indenture will also include any Additional Intercreditor Agreement.

(b)          In relation to the Intercreditor Agreement, the Trustee shall consent on behalf of the holders of the Notes to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided that such transaction would comply with Section 3.3.

(c)          At the written direction of the Company and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to the Intercreditor Agreement or any Additional Intercreditor Agreement to: (1) cure any ambiguity, omission, defect or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness (including subordinated Indebtedness) covered by the Intercreditor Agreement or any Additional Intercreditor Agreement that may be Incurred by the Company or its Restricted Subsidiaries that is subject to the Intercreditor Agreement or any Additional Intercreditor Agreement (provided that such Indebtedness is Incurred in compliance with this Indenture), (3) add Guarantors or other Restricted Subsidiaries to the Intercreditor Agreement or any Additional Intercreditor Agreement, (4) further secure the Notes (including Additional Notes), (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes (provided that such Additional Notes are permitted to be secured by the Collateral under this Indenture) or to implement any Permitted Liens, (6) implement changes incidental or consequential to or to facilitate a Permitted Redomiciliation or (7) make any other change to any such agreement that does not adversely affect the Holders of Notes in any material respect. The Company shall not otherwise direct the Trustee or Security Agent to enter into any amendment to the Intercreditor Agreement or any Additional Intercreditor Agreement without the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted below under Article IX or as permitted by the terms of such Intercreditor Agreement or any Additional Intercreditor Agreement, and the Company may only direct the Trustee or Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement. Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted and to have authorized the Trustee and the Security Agent to enter into any amendment referenced in this Section 3.26(c) and any Additional Intercreditor Agreement on each Holder’s behalf.

Article IV
Successor Company; Successor Person

Section 4.1.         Merger and Consolidation.

(a)          The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets, in one transaction or a series of related transactions, to any Person, unless:

(1)          the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of any member state of the European Union, the United Kingdom, the United States of America, any State of the United States or the District of Columbia, Canada or any province of Canada, Brazil, Norway or Switzerland and the Successor Company (if not the Company) will expressly assume, by supplemental indenture and any necessary supplements or joinders to the Collateral Documents, executed and delivered to the Trustee and Security Agent, all the obligations of the Company under the Notes, this Indenture and the Collateral Documents, and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2)          immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3)          immediately after giving effect to such transaction, either (i) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a), or (ii) (a) the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would not be lower than it was immediately prior to giving effect to such transaction and (b) the Consolidated Net Leverage Ratio of the Company and its Restricted Subsidiaries would not be higher than it was immediately prior to giving effect to such transaction; and

(4)          the Company shall have delivered to the Trustee and the Security Agent an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel to the effect that such supplemental indenture (if any) is a legal and binding agreement enforceable against the Successor Company; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Sections 4.1(a)(2) and.4.1(a)(3).

(b)          The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes, this Indenture and the Collateral Documents.

(c)          Notwithstanding Sections 4.1(a)(2), 4.1(a)(3) and 4.1(a)(4) (which do not apply to transactions referred to in this sentence), (i) the Company may consolidate or otherwise combine with, merger into or transfer all or part of its properties and assets to a Guarantor, (ii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Company or a Guarantor, (iii) any Restricted Subsidiary may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary and (iv) the Company and its Restricted Subsidiaries may complete any Permitted Tax Restructuring. Notwithstanding Sections 4.1(a)(2) and.4.1(a)(3) (which do not apply to the transactions referred to in this sentence), the Company may undertake a Permitted Redomiciliation.

(d)          The foregoing provisions (other than the requirements of Section 4.1(a)(2)) shall not apply to the creation of a new Subsidiary as a Restricted Subsidiary.

(e)          No Guarantor may

(1)          consolidate with or merge with or into any Person, or

(2)          sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3)          permit any Person to merge with or into such Guarantor, unless

(i)          (A) the other Person is the Company or any Restricted Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B)          either (x) the Company or a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture and any necessary supplements or joinders to the Collateral Documents all of the obligations of the Guarantor under its Note Guarantee, this Indenture and the Collateral Documents; and

(C)          immediately after giving effect to the transaction, no Event of Default has occurred and is continuing; or

(ii)          the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case, other than to the Company or a Restricted Subsidiary) otherwise permitted by this Indenture.

Article V
Redemption of Notes

Section 5.1.         Notices to Trustee.

If the Company elect to redeem Notes pursuant to the optional redemption provisions of Section 5.7 hereof, it must furnish to the Trustee, at least 15 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(1)          the clause of this Indenture pursuant to which the redemption shall occur;

(2)          the Redemption Date;

(3)          the principal amount of Notes to be redeemed; and

(4)          the redemption price.

The Company may cancel any optional redemption referenced in such Officer’s Certificate at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void.

Section 5.2.         Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an Asset Disposition Offer pursuant to Section 3.5 at any time, the Trustee will select the Notes for redemption or purchase in compliance with the requirements of the principal securities exchange, if any, on which such Notes are listed, as certified to the Trustee by the Company, and in compliance with the applicable requirements of DTC in the case of Global Notes, or if such Notes are not so listed or such exchange prescribes no method of selection and such Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination remains outstanding after such redemption; provided, however, that no Note of $2,000 in aggregate principal amount or less shall be redeemed in part.

Section 5.3.         Notice to Redemption.

(a)          At least 15 days but not more than 60 days before a Redemption Date, the Company will send or cause to be sent (by first-class mail or electronically), a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder appearing in the Notes Register or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles VIII or XI hereof.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1)          the Redemption Date;

(2)          the redemption price;

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)          the name and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)          that, unless the Company default in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)          that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(9)          any conditions to redemption.

(b)          If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation will be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the Redemption Date, unless the Company defaults in the payment of the redemption price, interest ceases to accrue on Notes or portions of them called for redemption.

(c)          At the Company’s request, the Trustee will give the notice of redemption in the Company’s names and at their expense; provided, however, that the Company has delivered to the Trustee at least five (5) Business Days prior to the date that such notice of redemption is to be delivered to Holders (or such shorter period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 5.3(a) in the form of such notice.

Section 5.4.         Effect of Notice of Redemption. Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering (in the case of redemption pursuant to Section 5.7(b) hereof), an incurrence of Indebtedness, a Change of Control (in the case of purchase pursuant to Section 3.9 hereof) or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 5.5.         Deposit of Redemption or Purchase Price. Prior to 10:00 a.m. Eastern Time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest, if any, will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest up to the Redemption Date shall be paid on the Redemption Date to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 3.1 hereof.

Section 5.6.         Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of a Company Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or integral multiple of $1,000 in excess thereof.

Section 5.7.         Optional Redemption.

(a)          At any time prior to February 10, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice , with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)          At any time and from time to time prior to February 10, 2024, the Company may redeem Notes with the Net Cash Proceeds received by the Company from any Equity Offering at a redemption price equal to 108.000% plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under this Indenture remains outstanding immediately thereafter, excluding Notes held by the Company or any of the Restricted Subsidiaries, unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under Section 5.2.

(c)          Except pursuant to clauses (a) and (b) of this Section 5.7 or as otherwise set forth below, the Notes will not be redeemable at the Company’s option prior to February 10, 2024. The Company will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of this Indenture.

(d)          At any time and from time to time on or after February 10, 2024, the Company may redeem the Notes in whole or in part, upon not less than 15 nor more than 60 days’ notice, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the Notes Register at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on February 10 of the year indicated below:

Year	Percentage
2024	104.000%
2025 and thereafter	102.000%

(e)          If the optional Redemption Date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(f)          Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(g)          The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 60 days’ written notice to the Holders of the Notes and the Trustee (which notice shall be given in accordance with the provisions of Sections 5.1 through 5.6), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption (a “Tax Redemption Date”), premium, if any, and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company determines that the Company or any Guarantor (including, in each case, a successor entity) is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Company or Guarantor or successor entity (as the case may be) cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a payment agent located in another jurisdiction), as a result of:

(1)          any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Tax Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Tax Jurisdiction that did not become a Relevant Tax Jurisdiction until after the Issue Date, the date on which such Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction under this Indenture; or

(2)          any change in, or amendment to, the official written application, administration, or interpretation of the laws, regulations or rulings of any Relevant Tax Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or change in published practice or revenue guidance), on or after the Issue Date or, in the case of a Relevant Tax Jurisdiction that did not become a Relevant Tax Jurisdiction until after the Issue Date, the date on which such Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction under this Indenture (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).

Prior to the sending of any notice of redemption pursuant to this Section 5.7(g), the Company will deliver to the Trustee:

(1)          an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Company taking reasonable measures available to it); and

(2)          a written opinion of independent legal counsel of recognized standing qualified under the laws of the Relevant Tax Jurisdiction to the effect that the Company is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry, in which event it will be conclusive and binding on the Holders.

Notwithstanding the foregoing, the Company may not redeem the Notes under this Section 5.7(g) if the Change in Tax Law obliging the Company to pay Additional Amounts was (i) officially announced by the Relevant Tax Jurisdiction’s tax authority or a court or (ii) validly enacted into law by the Relevant Tax Jurisdiction, in each case, prior to the Issue Date or, in the case of a Relevant Tax Jurisdiction that did not become a Relevant Tax Jurisdiction until after the Issue Date, the date on which such Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction under this Indenture.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Company would be obliged to make such payment of Additional Amounts or withholding if a payment in respect of the Notes were then due and (b) unless, at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

The provisions of this Section 5.7(g) shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to this Indenture.

(h)          Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

Section 5.8.         Mandatory Redemption. The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Company and its Affiliates, may, from time to time, seek to purchase the Company’s outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

Article VI
Defaults and Remedies

Section 6.1.         Events of Default.

(a)          Each of the following is an “Event of Default”:

(1)          default in any payment of interest on any Note when due and payable, continued for 30 days;

(2)          default in the payment of the principal amount of or premium, if any, on any Note issued under this Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)          failure by the Company or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in aggregate principal amount of the outstanding Notes with any agreement or obligation contained in this Indenture or the Collateral Documents; provided that in the case of a failure to comply with this Indenture provisions described under Section 3.10 hereof, such period of continuance of such default or breach shall be 180 days after written notice described in this clause has been given;

(4)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(A)          is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness (“payment default”); or

(B)          results in the acceleration of such Indebtedness prior to its stated final maturity (the “cross acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to $50.0 million or more at any one time outstanding;

(5)          the Company or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary);

(A)          commences a voluntary case or proceeding;

(B)          consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)          consents to the appointment of a Custodian of it or for substantially all of its property;

(D)          makes a general assignment for the benefit of its creditors;

(E)          consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F)          takes any comparable action under any foreign laws relating to insolvency (collectively, the “bankruptcy provisions”);

(6)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in an involuntary case;

(B)          appoints a Custodian of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, for substantially all of its property;

(C)          orders the winding up or liquidation of the Company, the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(D)          or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(7)          failure by the Company or a Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and the Restricted Subsidiaries) would constitute a Significant Subsidiary), to pay final judgments aggregating in excess of $50.0 million other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the “judgment default provision”);

(8)          any Guarantee of the Notes by a Significant Subsidiary ceases to be in full force and effect, other than in accordance with the terms of this Indenture or a Guarantor denies or disaffirms its obligations under its Guarantee, other than in accordance with the terms thereof or upon release of such Guarantee in accordance with this Indenture; or

(9)          unless such Liens have been released in accordance with the provisions of the Collateral Documents, First Priority Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Company shall assert or any Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Guarantor, the Company fails to cause such Guarantor to rescind such assertions within 30 days after the Company has actual knowledge of such assertions.

(b)          Notwithstanding the foregoing, a Default under Sections 6.1(a)(4) or 6.1(a)(7) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Company of the Default and, with respect to Section 6.1(a)(7)the Company does not cure such Default within the time specified in Section 6.1(a)(7), after receipt of such notice.

Section 6.2.         Acceleration.

(a)          If an Event of Default (other than an Event of Default described in Sections 6.1(a)(5) and 6.1(a)(6) in respect of the Company) occurs and is continuing, the Trustee by written notice to the Company or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

In the event of any Event of Default specified in Section 6.1(a)(4), such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)          (x) the Indebtedness that gave rise to such Event of Default shall have been discharged in full; or

(y)       the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z)       if the default that is the basis for such Event of Default has been remedied or cured; and

(2)          (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(b)       all existing Events of Default, except nonpayment of principal, premium or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(b)          If an Event of Default described in Sections 6.1(a)(5) and 6.1(a)(6) with respect to the Company occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c)          If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in Section 3.10 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture

Section 6.3.         Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, premium, if any, or interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.4.         Waiver of Past Defaults. The Holders of a majority in principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), a past or an existing Default or Event of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal or interest which may only be waived with the consent of each affected Holder or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest, if any, that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Company have paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1(a), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

Section 6.5.         Control by Majority. Subject to the terms of the Intercreditor Agreement, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Security Agent or of exercising any trust or power conferred on the Trustee or the Security Agent. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee and the Security Agent shall be entitled to indemnification satisfactory to each of them against all fees, losses, liabilities and expenses (including attorney’s fees and expenses) caused by taking or not taking such action.

Section 6.6.         Limitation on Suits. Subject to Section 6.7, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)          such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)          Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3)          such Holders have offered in writing and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)          the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5)          the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).

Section 6.7.         Rights of Holders to Receive Payment. Subject to the Intercreditor Agreement, the right of any Holder to receive payment of principal of, premium, if any, or interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8.         Collection Suit by Trustee. If an Event of Default specified in Sections 6.1(a)(1) or 6.1(a)(2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest, if any, to the extent lawful) and the amounts provided for in Section 7.7.

Section 6.9.         Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company, their Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.     Priorities.

(a)          Subject to the provisions of the Intercreditor Agreement and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee and Security Agent for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor.

(b)          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Company shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

Section 6.11.     Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

Article VII
Trustee

Section 7.1.         Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)          Except during the continuance of an Event of Default:

(1)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)          in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)          The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1)          this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2)          the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4)          no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d)          The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

(e)          Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)          Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

Section 7.2.         Rights of Trustee. Subject to Section 7.1:

(a)          The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgment, order or other paper or document (whether in its original, facsimile or other electronic form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Company as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Company.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)          The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e)          The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in accordance with the advice or opinion of such counsel.

(f)          The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the corporate trust office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Security Agent and to each agent, custodian and other Person employed to act hereunder.

(h)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered, and if requested, provided, to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(i)          The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j)          Whenever in the administration of this Indenture or the Notes the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder or thereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on its part, conclusively rely upon an Officer’s Certificate.

(k)          The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, judgment, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Company and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l)          The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m)          The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n)          In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(o)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by one Officer of the Company.

(p)          The permissive rights of the Trustee to act hereunder shall not be construed as an obligation or duty.

(q)          The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and titles of officers authorized at such times to take specified actions pursuant to this Indenture.

(r)          The Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with any direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes permitted to be given by them under this Indenture.

Section 7.3.         Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.10. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

Section 7.4.         Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, shall not be accountable for the Company’s use of the proceeds from the sale of the Notes, shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or any money paid to the Company pursuant to the terms of this Indenture and shall not be responsible for any statement of the Company in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

Section 7.5.         Notice of Defaults. If a Default or Event of Default occurs and is continuing and if a Trust Officer is informed in writing thereof by the Company, the Trustee shall send electronically or by first class mail to each Holder at the address set forth in the Notes Register notice of the Default or Event of Default within 60 days after being notified by the Company. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest, if any, on any Note (including payments pursuant to the optional redemption or required repurchase provisions of such Note), the Trustee may withhold the notice if and so long as it in good faith determines that withholding the notice is in the interests of Holders.

Section 7.6.         [Reserved].

Section 7.7.         Compensation and Indemnity. The Company shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out of pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and mailing of notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee, its officers, directors, employees and agents against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct or gross negligence, as determined by a final, non-appealable order of a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Company, any Guarantor or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Company shall not relieve the Company of their obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee and the Security Agent may each have separate counsel and the Company shall pay the fees and expenses of such counsel; provided that the Company shall not be required to pay the fees and expenses of such separate counsel if it assumes the Trustee’s defense, and, in the reasonable judgment of outside counsel to the Trustee, there is no conflict of interest between the Company and the Trustee in connection with such defense; provided further that, the Company shall be required to pay the reasonable fees and expenses of such counsel in evaluating such conflict.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Company.

The Company’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture or the resignation or removal of the Trustee pursuant to Section 7.8. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(5) or 6.1(a)(6), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.8.         Replacement of Trustee. The Trustee may resign at any time by so notifying the Company in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Company’s written consent, which consent will not be unreasonably withheld. The Company shall remove the Trustee if:

(1)          the Trustee acquires a conflict of interest that is not eliminated;

(2)          the Trustee fails to comply with Section 7.10 hereof;

(3)          the Trustee is adjudged bankrupt or insolvent;

(4)          a receiver or other public officer takes charge of the Trustee or its property; or

(5)          the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Company, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Company’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

Section 7.9.         Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the

Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

Section 7.10.     Eligibility; Disqualification. This Indenture shall always have a Trustee. The Trustee shall have a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

Section 7.11.     [Reserved].

Section 7.12.     Trustee’s Application for Instruction from the Company. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer of the Company actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

Section 7.13.     Collateral Documents; Intercreditor Agreement. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Security Agent, as the case may be, to execute and deliver the Intercreditor Agreement and any other Collateral Documents in which the Trustee or the Security Agent, as applicable, is named as a party, including any Collateral Documents executed after the Issue Date, and in the case of the Trustee, to authorize the Security Agent to take any action permitted under the Notes Documents. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Security Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Collateral Documents, the Trustee and the Security Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Article VIII
Legal Defeasance and Covenant Defeasance

Section 8.1.         Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Company may, at its option and at any time, elect to have either Sections 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

Section 8.2.         Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Collateral Documents (and the Trustee, on written demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)          the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4 hereof;

(2)          the Company’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 hereof concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3)          the rights, powers, trusts, duties and immunities of the Trustee and the Company’s or Guarantors’ obligations in connection therewith; and

(4)          this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3 hereof.

Section 8.3.         Covenant Defeasance. Upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from each of their obligations under the covenants contained in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.19, 3.20, 3.22, 3.23, 3.25 and Section 4.1 (except Section 4.1(a)(1) and 4.1(a)(2)) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.4 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified in this Section, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(a)(3) (solely with respect to the defeased covenants listed above) (with respect only to Significant Subsidiaries), 6.1(a)(4), 6.1(a)(5) (with respect only to Significant Subsidiaries), 6.1(a)(6) (with respect only to a Guarantor that is a Significant Subsidiary or any group of Guarantors that taken together would constitute a Significant Subsidiary, 6.1(a)(7) and 6.1(a)(8) hereof shall not constitute Events of Default.

Section 8.4.         Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Sections 8.2 or 8.3 hereof:

(1)          the Company must irrevocably deposit with the Trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders, cash in Dollars or U.S. Government Obligations or a combination thereof for the payment of principal, and premium, if any, and interest, if any, due on the Notes issued under this Indenture on the stated maturity date or on the applicable Redemption Date, as the case may be, and the Company must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of the Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the deposit of such

Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)          in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions confirming that;

(A)            the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B)            since the issuance of such Notes, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as such, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner, and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)          in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, the beneficial owners of the Notes, in their capacity as such, will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)          such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6)          the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Company; and

(7)          the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Section 8.5.         Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6.         Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on their written request unless an abandoned property law designates another Person or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.7.         Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Sections 8.2 or 8.3 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Sections 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Company make any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article IX
Amendments

Section 9.1.         Without Consent of Holders. Notwithstanding Section 9.2 of this Indenture, the Company, any Guarantor (with respect to its Note Guarantee or this Indenture), if applicable, the Trustee and the Security Agent may amend, supplement or modify the Note Documents, the Collateral Documents or the Intercreditor Agreement, without the consent of any Holder, to:

(1)          cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision to any provision under the heading “Description of the Notes” in the Offering Circular or reduce the minimum denomination of the Notes;

(2)          provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under any Note Document, any Collateral Document or the Intercreditor Agreement;

(3)          provide for uncertificated Notes in addition to or in place of certificated Notes;

(4)          add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Company or any Restricted Subsidiary;

(5)          make any change (including changing the CUSIP or other identifying number on any Notes) that does not adversely affect the rights of any Holder in any material respect;

(6)          at the Company’s election, comply with any requirement of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act, if such qualification is required;

(7)          make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes;

(8)          provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable;

(9)          evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof or to provide for the accession by the Trustee to any Note Document, any Collateral Document or the Intercreditor Agreement;

(10)          make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes in any material respect;

(11)          mortgage, pledge, hypothecate or grant any other Lien in favor of the Security Agent for its benefit and the benefit of the Trustee, the Holders of the Notes and the holders of any Future First Lien Indebtedness, as additional security for the payment and performance of all or any portion of the First Priority Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Security Agent pursuant to this Indenture, the Intercreditor Agreement, the Collateral Documents or otherwise;

(12)          provide for the release of Collateral from the Lien pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement when permitted or required by the Collateral Documents, this Indenture or the Intercreditor Agreement; or

(13)          secure any Future First Lien Indebtedness, Junior Priority Obligations or First Priority Obligations to the extent permitted under this Indenture, the Collateral Documents and the Intercreditor Agreement.

Subject to Section 9.2 upon the request of the Company, or amendment or supplement to the Notes Documents, the Intercreditor Agreement or any other Collateral Documents, and upon receipt by the Trustee and the Security Agent, as applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and the Security Agent, if applicable, will join with the Company and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or supplement to the Notes Documents, the Intercreditor Agreement or any other Collateral Documents unless such amended or supplemental indenture directly affects the Trustee’s or the Security Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or Security Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture or supplement to the Notes Documents, the Intercreditor Agreement or any other Collateral Documents.

After an amendment or supplement under this Section 9.1 becomes effective, the Company shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement. The filing of such notice or supplement with the SEC shall constitute the giving of such notice.

Section 9.2.         With Consent of Holders.

(a)          Except as provided in this Section 9.2 and subject to the Intercreditor Agreement, the Company, the Guarantors, the Trustee and the Security Agent, as applicable, may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and issued under this Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes issued under this Indenture (including consents obtained in connection with a purchase of or tender offer or exchange offer for Notes). Section 2.12 hereof and Section 13.6 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Company, and upon the filing with the Trustee and the Security Agent (if applicable) of evidence of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Security Agent, as applicable, of the documents described in Sections 9.6 and 13.4 hereof, the Trustee and the Security Agent, if applicable, will join with the Company and the Guarantors, if applicable, in the execution of such amended or supplemental indenture or amendment or supplement to the other Note Documents unless such amended or supplemental indenture or amendment or supplement to the other Note Documents directly affects the Trustee’s or the Security Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee and the Security Agent, if applicable, may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture or amendment or supplement to the other Note Documents.

(b)          Subject to the Intercreditor Agreement, without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any Notes issued thereunder and held by a nonconsenting Holder:

(1)          reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2)          reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than Sections 3.5 and 3.9);

(3)          reduce the principal of or extend the Stated Maturity of any such Note (other than Sections 3.5 and 3.9);

(4)          reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case, as set forth in Section 5.7;

(5)          make any such Note payable in currency other than that stated in such Note;

(6)          impair the right of any Holder to institute suit for the enforcement of any payment of principal of and interest on such Holder’s Notes on or after the due dates therefor;

(7)          waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of such Notes and a waiver of the payment default that resulted from such acceleration); or

(8)          make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

In addition, without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may:

(1)          release all or substantially all of the Collateral from the Lien of this Indenture and the Collateral Documents with respect to the Notes; or

(2)          make any change in the provisions of the Intercreditor Agreement or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect.

It shall not be necessary for the consent of the Holders under this Indenture to approve the particular form of any proposed amendment, supplement or waiver of any Note Document, but it shall be sufficient if such consent approves the substance thereof. A consent to any amendment, supplement or waiver under this Indenture by any Holder of the Notes given in connection with a tender or exchange of such Holder’s Notes will not be rendered invalid by such tender or exchange.

After an amendment or supplement under this Section 9.2 becomes effective, the Company shall send to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement. The filing of such notice or supplement with the SEC shall constitute the giving of such notice.

Section 9.3.         [Reserved].

Section 9.4.         Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

Section 9.5.         Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of a Company Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6.         Trustee and Security Agent to Sign Amendments. The Trustee and Security Agent shall sign any amended or supplemental indenture or supplement to the Notes Documents, the Intercreditor Agreement or any other Collateral Documents authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Security Agent. In executing any amended or supplemental indenture or supplement to the Notes Documents, the Intercreditor Agreement or any other Collateral Documents, the Trustee will be entitled to receive and (subject to Sections 7.1 and 7.2 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and is valid, binding and enforceable against the Company or any Guarantor, as the case may be, in accordance with its terms.

Article X
Guarantee

Section 10.1.     Guarantee. Subject to the provisions of this Article X, each of the Guarantors, Parent and MidCo hereby fully, unconditionally and irrevocably guarantees (the “Note Guarantees”), as primary obligor and not merely as surety, jointly and severally with each other Guarantor, Parent and MidCo to each Holder of the Notes, the Trustee and the Security Agent the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes, fees, expenses, indemnities and all other obligations and liabilities of the Company under this Indenture (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, any Guarantor, Parent or MidCo whether or not a claim for post filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each of the Guarantors, Parent and MidCo agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, Parent or MidCo, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors, Parent and MidCo under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

To evidence its Note Guarantee set forth in this Section 10.1, each of the Guarantors, Parent and MidCo hereby agrees that this Indenture shall be executed on behalf of such Guarantor, Parent or MidCo by an Officer of such Guarantor, Parent or MidCo.

Each of the Guarantors, Parent and MidCo hereby agrees that its Note Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each of the Guarantors, Parent and MidCo further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each of the Guarantors, Parent and MidCo waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each of the Guarantors, Parent and MidCo waives notice of any default under the Notes or the Guaranteed Obligations.

Each of the Guarantors, Parent and MidCo further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each of the Guarantors, Parent and MidCo hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each the Guarantors, Parent and MidCo herein shall not be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor, Parent or MidCo; (f) any change in the ownership of the Company; (g) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor, Parent or MidCo or would otherwise operate as a discharge of such Guarantor, Parent or MidCo as a matter of law or equity.

Each of the Guarantors, Parent and MidCo agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor, Parent or MidCo is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each of the Guarantors, Parent and MidCo further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, interest, if any, on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor, Parent or MidCo by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor, Parent or MidCo hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Company or any Guarantor, Parent or MidCo whether or not a claim for post filing or post-petition interest is allowed in such proceeding).

Each of the Guarantors, Parent and MidCo further agrees that, as between such Guarantor, Parent and MidCo, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor, Parent or MidCo for the purposes of this Note Guarantee.

Each of the Guarantors, Parent and MidCo also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Security Agent, Trustee or the Holders in enforcing any rights under this Section.

Section 10.2.     Limitation on Liability; Termination, Release and Discharge.

(a)          Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each of the Guarantors, Parent and MidCo hereunder will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, Parent or MidCo and after giving effect to any collections from or payments made by or on behalf of any other Guarantor, Parent or MidCo in respect of the obligations of such other Guarantor, Parent or MidCo under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor, Parent or MidCo under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)          Any Note Guarantee of a Guarantor, Parent or MidCo shall be automatically and unconditionally released and discharged upon:

(1)          a sale, exchange, transfer or other disposition (including by way of consolidation, merger or amalgamation) of the Capital Stock of such Guarantor, Parent or MidCo or the sale or disposition of all or substantially all the assets of the Guarantor, Parent or MidCo to a Person other than to the Company or a Restricted Subsidiary and as otherwise permitted by this Indenture;

(2)          the designation in accordance with this Indenture of any Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which any Guarantor is no longer a Restricted Subsidiary;

(3)          the defeasance or discharge of the Notes, as provided in Articles VIII or XI;

(4)          to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of the guarantee referred to in such clause;

(5)          such Guarantor, Parent or MidCo in the case of a Note Guarantee made by any Guarantor, Parent or MidCo (each, an “Other Guarantee”) as a result of its guarantee of other Indebtedness of the Company or any Guarantor, Parent or MidCo pursuant to Section 3.7 hereof being released from all of the relevant Indebtedness, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release); or

(6)          upon the achievement of Investment Grade Status by the Notes; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

Section 10.3.     Right of Contribution. Each of the Guarantors, Parent and MidCo hereby agrees that to the extent that any Guarantor, Parent or MidCo shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor, Parent or MidCo shall be entitled to seek and receive contribution from and against the Company or any other Guarantor, Parent or MidCo who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each of the Guarantors, Parent and MidCo to the Trustee and the Holders and each of the Guarantors, Parent and MidCo shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor, Parent or MidCo hereunder.

Section 10.4.     No Subrogation. Notwithstanding any payment or payments made by each of the Guarantors, Parent and MidCo hereunder, none of the Guarantors, Parent or MidCo shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor, Parent or MidCo or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor, Parent or MidCo seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor, Parent or MidCo in respect of payments made by such Guarantor, Parent or MidCo hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor, Parent or MidCo on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor, Parent or MidCo in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, Parent or MidCo, and shall, forthwith upon receipt by such Guarantor, Parent or MidCo, be turned over to the Trustee in the exact form received by such Guarantor, Parent or MidCo (duly endorsed by such Guarantor, Parent or MidCo to the Trustee, if required), to be applied against the Guaranteed Obligations.

Section 10.5.     Guarantee Limitation Spain. The obligations and liabilities of any Guarantor organized under the laws of Spain expressed to be assumed under this Indenture shall be deemed not to have been assumed, given or undertaken in respect of, and shall not extend to, any guarantee, obligation or liability to the extent that the same would constitute financial assistance under articles 143 or 150 of the Reinstated Text of the Spanish Companies Law (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) or under any other foreign law that is mandatorily applicable to a Guarantor organized under the laws of Spain. Therefore, the Guarantee granted by any Guarantor organized under the laws of Spain shall expressly exclude any liabilities that would cause any Guarantor organized under the laws of Spain to breach in any way whatsoever any financial assistance prohibitions. Such limitations of the liabilities and obligations of any Guarantor organized under the laws of Spain may have the effect of reducing the amount of the obligations or liabilities assumed to zero.

Article XI
Satisfaction and Discharge

Section 11.1.     Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)          either:

(1)          all Notes that have been authenticated and delivered except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)          all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise or (ii) will become due and payable within one year at their Stated Maturity or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b)          the Company has deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in Dollars or U.S. Government Obligations, or a combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption, and any Applicable Premium Deficit shall be set forth in an

Officer’s Certificate delivered to the Trustee at least two (2) Business Days prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c)          the Company has paid or caused to be paid all other sums payable under this Indenture;

(d)          the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the Redemption Date, as the case may be; and

(e)          the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Section 11.1 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with Sections 11.1(a), 11.1(b), 11.1(c) and 11.1(d)).

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.7 hereof will survive and, if money has been deposited with the Trustee pursuant to clause (b) of this Section 11.1, the provisions of Sections 11.2 and 8.6 hereof will survive.

Section 11.2.     Application of Trust Money. Subject to the provisions of Section 8.6 hereof, all money deposited with the Trustee pursuant to Section 11.1 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1 hereof; provided that if the Company have made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XII
Collateral

Section 12.1.     Collateral Documents. The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Company and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Company hereby acknowledge and agree that the Security Agent holds the Collateral in trust for the benefit of itself, the Holders and the Trustee and pursuant to the terms of the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Security Agent to enter into the Collateral Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Security Agent copies of all documents required to be filed pursuant to the Collateral Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.1, to assure and confirm to the Security Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause the Subsidiaries of the Company to, take any and all actions and make all filings (including the filing of UCC financing statements, continuation statements and amendments thereto) required to cause the Collateral Documents to create and maintain, as security for the Obligations of the Company and the Guarantors to the Secured Parties under this Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Collateral Documents), in favor of the Security Agent for the benefit of itself, the Holders and the Trustee subject to no Liens other than Permitted Liens.

Section 12.2.     Post-Closing Collateral. It is acknowledged and agreed that:

(a)          on the Issue Date, the Notes and the Note Guarantees will be secured only by a First Priority Lien in 100% of the Capital Stock of the Company; and

(b)          the Company shall cause the Notes and the Note Guarantees to be secured by First Priority Liens over all other Collateral within 120 days following the Issue Date; provided that in the event that the Company shall fail to cause the Notes and the Notes Guarantees to be secured by a First Priority Lien over any of the other Collateral within 120 days following the Issue Date and such failure to cause is due solely to governmental restrictions imposed as a consequence of the COVID-19 pandemic, such 120 day period shall be extended such that it ends 30 days after the first Business Day after the cessation of the governmental restrictions imposed as a consequence of the COVID-19 pandemic.

Section 12.3.     Release of Collateral.

(a)          Subject to Sections 12.3(b) and 12.3(c) hereof, the Liens securing the Notes will be automatically released, and the Trustee (subject to its receipt of an Officer’s Certificate and Opinion of Counsel as provided below) shall execute documents evidencing such release, or instruct the Security Agent to execute, and the Security Agent will take any action to effectuate any such release, as applicable, the same at the Company’s sole cost and expense, under one or more of the following circumstances:

(i)           in whole upon:

(A)         payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(B)         satisfaction and discharge of this Indenture as set forth under Article XI; or

(C)         a Legal Defeasance or Covenant Defeasance of this Indenture as set forth under Article VIII;

(ii)           in whole or in part, with the consent of the requisite Holders of the Notes in accordance with Article IX of this Indenture, including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes;

(iii)           in part, as to any asset constituting Collateral:

(A)         that is sold or otherwise disposed of:

(I)       by the Company or any Guarantor to any Person that is not the Company or a Guarantor in a transaction permitted by Section 3.5 and by the Collateral Documents (to the extent of the interest sold or disposed of) or otherwise permitted by this Indenture and the Collateral Documents; or

(II)       in connection with the taking of an enforcement action in accordance with the Intercreditor Agreement,

(B)         that is held by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee;

(C)          that is held by, or is over the Capital Stock of, a Restricted Subsidiary that is designated an Unrestricted Subsidiary;

(D)         as described under Section 3.25;

(E)         as described in the second paragraph under Section 3.6; or

(F)        that is otherwise released in accordance with, and as expressly provided for by the terms of, this Indenture, the Intercreditor Agreement and the Collateral Documents.

(b)          With respect to any release of Collateral, upon receipt of an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture and the Collateral Documents and the Intercreditor Agreement, if any, to such release have been met and that it is proper for the Trustee or Security Agent to execute and deliver the documents requested by the Company in connection with such release, and any instruments of termination, satisfaction or release prepared by the Company, the Trustee shall, or shall cause the Security Agent to, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Documents or the Intercreditor Agreement. Neither the Trustee nor the Security Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document or in the Intercreditor Agreement to the contrary, the Trustee and the Security Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

(c)          At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered notice of acceleration to the Security Agent, no release of Collateral pursuant to the provisions of this Indenture or the Collateral Documents shall be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.

Section 12.4.     Suits to Protect the Collateral.

Subject to the provisions of Article VII hereof and the Collateral Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Security Agent to take all actions it determines in order to:

(a)          enforce any of the terms of the Collateral Documents; and

(b)          collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Trustee and the Security Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 12.4 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Security Agent.

Section 12.5.     Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Collateral Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.6.     Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Security Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

Section 12.7.     Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article XII; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

Section 12.8.     Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case, in compliance with the provisions of Article VIII, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Security Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article VIII), and any rights it has under the Collateral Documents, and upon receipt by the Security Agent of such notice, the Security Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done (at the expense of the Company) all acts reasonably requested by the Company to release such Lien as soon as is reasonably practicable.

Section 12.9.     Security Agent.

(a)          The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Security Agent as its agent under this Indenture, the Collateral Documents and the Intercreditor Agreement and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Security Agent to take such action on its behalf under the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Security Agent by the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Security Agent agrees to act as such on the express conditions contained in this Section 12.9. The provisions of this Section 12.9 are solely for the benefit of the Security Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.4. Each Holder agrees that any action taken by the Security Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Security Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents and the Intercreditor Agreement, the duties of the Security Agent shall be ministerial and administrative in nature, and the Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Security Agent is a party, nor shall the Security Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents and the Intercreditor Agreement or otherwise exist against the Security Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Security Agent may perform any of its duties under this Indenture, the Collateral Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates, (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Security Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(c)          None of the Security Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction) or under or in connection with any Collateral Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Note Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Collateral Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Collateral Documents or the Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Collateral Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Security Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Collateral Documents or the Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d)          The Security Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any other Grantor), independent accountants and other experts and advisors selected by the Security Agent. The Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Security Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability, loss and expense which may be incurred by it by reason of taking or continuing to take any such action. The Security Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the

Collateral Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)          The Security Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Trust Officer of the Security Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Security Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.9).

(f)          The Security Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Security Agent. If the Security Agent resigns under this Indenture, the Company shall appoint a successor security agent. If no successor security agent is appointed prior to the intended effective date of the resignation of the Security Agent (as stated in the notice of resignation), the Security Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor security agent. If no successor security agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Security Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor security agent hereunder, such successor security agent shall succeed to all the rights, powers and duties of the retiring Security Agent, and the term “Security Agent” shall mean such successor security agent, and the retiring Security Agent’s appointment, powers and duties as the Security Agent shall be terminated. After the retiring Security Agent’s resignation hereunder, the provisions of this Section 12.9 (and Section 7.7) shall continue to inure to its benefit and the retiring Security Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Security Agent under this Indenture.

(g)          Wilmington Trust (London) Limited, in its capacity as security agent under the Intercreditor Agreement shall initially act as Security Agent and shall be authorized to appoint co-Security Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Collateral Documents or the Intercreditor Agreement, neither the Security Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Security Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct as determined by a final nonappeable order of a court of competent jurisdiction.

(h)          The Security Agent is authorized and directed to (i) enter into the Collateral Documents to which it is party, whether executed on or after the Issue Date, (ii) accede to the Intercreditor Agreement, (iii) make the representations of the Holders set forth in the Collateral Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Collateral Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreement.

(i)          If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Security Agent pursuant to the terms of this Indenture, or (ii) payments from the Security Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Security Agent, in kind, and with such endorsements as may be required to negotiate the same to the Security Agent such proceeds to be applied by the Security Agent pursuant to the terms of this Indenture, the Collateral Documents and the Intercreditor Agreement.

(j)          The Security Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Security Agent thereof and promptly shall deliver such Collateral to the Security Agent or otherwise deal with such Collateral in accordance with the Security Agent’s instructions (to the extent applicable).

(k)          The Security Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Security Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Security Agent pursuant to this Indenture, any Collateral Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the

Security Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)          If the Company or any Guarantor (i) incurs any obligations in respect of First Priority Obligations at any time when the Intercreditor Agreement nor any other intercreditor agreement is not in effect or at any time when Indebtedness constituting First Priority Obligations entitled to the benefit of the Intercreditor Agreement is concurrently retired, and (ii) delivers to the Security Agent an Officer’s Certificate so stating and requesting the Security Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the First Priority Obligations so incurred, the Security Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Security Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)          If the Company or any Guarantor (i) incurs any obligations in respect of Junior Priority Indebtedness at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting Junior Priority Indebtedness entitled to the benefit of the First Priority/ Second Priority Intercreditor Agreement is concurrently retired, and (ii) delivers to the Security Agent an Officer’s Certificate so stating and requesting the Security Agent to enter into an intercreditor agreement (on terms that are customary for such financings as determined by the Company in good faith reflecting the subordination of such Liens to the Liens secured by the Notes and Note Guarantees) in favor of a designated agent or representative for the holders of the Junior Priority Indebtedness so incurred, the Security Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Security Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(n)          No provision of this Indenture, the Intercreditor Agreement or any Collateral Document shall require the Security Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Security Agent) if it shall have received indemnity satisfactory to the Security Agent against potential costs and liabilities incurred by the Security Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Collateral Documents, in the event the Security Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Security Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Security Agent has determined that the Security Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Security Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Security Agent in its sole discretion, protecting the Security Agent from all such liability. The Security Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o)          The Security Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Collateral Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Security Agent may agree in writing with the Company (and money held in trust by the Security Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Security Agent shall not be construed to impose duties to act.

(p)          Neither the Security Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Security Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(q)          The Security Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any other Grantor under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Security Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Note Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Security Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral

Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Security Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Security Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Note Documents.

(r)          The parties hereto and the Holders hereby agree and acknowledge that the Security Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Collateral Documents, the Security Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Security Agent in the Collateral and that any such actions taken by the Security Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(s)          Upon the receipt by the Security Agent and the Trustee of a written request of the Company signed by one Officer of the Company (a “Collateral Document Order”), the Security Agent and the Trustee are hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder, any Collateral Document to be executed after the Issue Date. Such Collateral Document Order shall (i) state that it is being delivered to the Security Agent and the Trustee pursuant to, and is a Collateral Document Order referred to in, this Section 12.9(s), and (ii) instruct the Security Agent and the Trustee (if applicable) to execute and enter into such Collateral Document. Any such execution of a Collateral Document shall be at the direction and expense of the Company, upon delivery to the Security Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Collateral Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Security Agent to execute such Collateral Documents.

(t)          Subject to the provisions of the applicable Collateral Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Security Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Security Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the

Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable, or as otherwise set forth in the Intercreditor Agreement.

(u)          After the occurrence of an Event of Default, the Trustee may direct the Security Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(v)          The Security Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 hereof and the other provisions of this Indenture.

(w)          In each case that the Security Agent may or is required hereunder or under any other Note Document to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any other Note Document, the Security Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Security Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes or as otherwise set forth in the Intercreditor Agreement. If the Security Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Security Agent shall be entitled to refrain from such Action unless and until the Security Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Security Agent shall not incur liability to any Person by reason of so refraining.

(x)          Notwithstanding anything to the contrary in this Indenture or any other Note Document, in no event shall the Security Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Security Agent or the Trustee be responsible for, and neither the Security Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

(y)          Before the Security Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 13.5. The Security Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(z)          Notwithstanding anything to the contrary contained herein, the Security Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Collateral Documents and the Collateral, except as otherwise set forth in the Intercreditor Agreement.

(aa)          The Company shall pay compensation to, reimburse expenses of and indemnify the Security Agent in accordance with Section 7.7 and the Intercreditor Agreement.

(bb)          The Security Agent shall be entitled to all of the rights, privileges and immunities of the Security Agent as set forth in the Intercreditor Agreement, as though fully set forth herein.

Section 12.10.  Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the term “First Lien Obligations”, “Additional First Lien Obligations”, “Other First Priority Lien Obligations” (as each such term is defined in the applicable Intercreditor Agreement), “Junior Priority Indebtedness” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Security Agent and the Security Agent in accordance with the terms of the Intercreditor Agreement. For all purposes hereof and the Intercreditor Agreement, the Company hereby designate the Obligations pursuant to the Credit Agreement as “First Lien Obligations” under the Intercreditor Agreement.

Section 12.11.  No Impairment of the Security Interests. Except as otherwise permitted under this Indenture, the Intercreditor Agreement and the Collateral Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Security Agent and the Holders of the Notes.

Section 12.12.  Insurance. The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (and the Company shall use commercially reasonable efforts to name the Security Agent as an additional insured as soon as possible after the Issue Date), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of their Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries.

Article XIII
Miscellaneous

Section 13.1.     [Reserved].

Section 13.2.     Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first class mail, postage prepaid, addressed as follows:

if to the Company, any Guarantor, Parent or MidCo:

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

with a copy to:

Sidley Austin LLP
70 St Mary Axe
London, EC3A 8BE
Attention: Alan G. Grinceri
Facsimile: +44 20 7626 7937

if to the Trustee, at its corporate trust office, which corporate trust office for purposes of this Indenture is at the date hereof located at:

Wilmington Trust, National Association
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402-1544
Attention: Atento Administrator
Facsimile: +1 (612) 217-5651

if to the Security Agent:

Wilmington Trust (London) Limited
Third Floor
1 King’s Arms Yard
London
EC2R 7AF

United Kingdom
Attention: Candice De Reyck and Keith Reader (Atento)

The Company, the Trustee or the Security Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Company, the Guarantors, Parent or MidCo shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Security Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or by first class mail to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail or deliver electronically a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Security Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee, including by electronic mail in accordance with applicable DTC procedures.

Section 13.3.     [Reserved].

Section 13.4.     Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture, the Notes or the Collateral Documents, the Company or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)          an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Collateral Documents relating to the proposed action have been satisfied; and

(2)          an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with.

Section 13.5.     Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or Collateral Documents shall include:

(1)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.6.     When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or any Affiliate of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 13.7.     Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.8.     Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date or Redemption Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

Section 13.9.     Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES AND THE RIGHTS AND DUTIES OF THE PARTIES

HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 13.10.  Jurisdiction. The Company and the Guarantors agree that any suit, action or proceeding against the Company or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding. The Company and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Company and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Company or the Guarantors, as the case may be, are subject by a suit upon such judgment. Notwithstanding the above, with respect to any dispute involving a Guarantor incorporated under the laws of the United Mexican States, each of the parties hereto, expressly, irrevocable and unconditionally agrees to submit for itself and its property, to the exclusive jurisdiction of the courts in the Borough of Manhattan, New York, New York, and waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or otherwise.

Section 13.11.  Waivers of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE AND THE SECURITY AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.12.  USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), the Trustee and the Security Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide the Trustee and the Security Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.13.  No Recourse Against Others. No director, member, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.14.  Successors. All agreements of the Company and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.15.  Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile , PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic format shall be deemed to be their original signatures for all purposes. For the avoidance of doubt, electronic signatures (for example, DocuSign) shall be deemed to be original signatures for all purposes.

Section 13.16.  [Reserved].

Section 13.17.  Table of Contents; Headings. The table of contents, cross reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.18.  Force Majeure. In no event shall the Trustee or the Security Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee and the Security Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.19.  Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.20.  Intercreditor Agreement.

(a)          Each Holder, by its acceptance of a Note, authorizes (without any further consent of the Holders of the Notes) (a) the Company to accede to the Intercreditor Agreement, and (b) authorizes and instructs (without any further consent of the Holders of the Notes) the Trustee to accede to the Intercreditor Agreement as Trustee.

(b)          Each Holder of the Notes, by accepting such Note, will be deemed to have (i) appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Collateral Documents and perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the Collateral Documents securing such Indebtedness, together with any other incidental rights, power and discretions; (ii) agreed to be bound by the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Collateral Documents; and (iii) irrevocably appointed the Security Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Collateral Documents (including the execution of, and compliance with, any waiver, modification, amendment, renewal or replacement expressed to be executed by the Trustee or the Security Agent on its behalf).

(c)          The parties acknowledge and agree that Wilmington Trust (London) Limited is entering into the Intercreditor Agreement in its capacity as Security Agent thereunder.

(d)          Notwithstanding anything to the contrary in this Indenture, in the event of any conflict between this Indenture or any other Note Document and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

Section 13.21.  Appointment of Agent for Service of Process.

(a)          By the execution and delivery of this Indenture or any amendment or supplement hereto, each of the Company, each Guarantor, Parent and MidCo (i) acknowledges that it hereby designates and appoints Contact US Teleservices Inc. (“Authorized Agent”) currently located at 5959 Northwest Parkway, San Antonio, Texas 78249, as its authorized agent upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, the Notes, this Indenture or the Note Guarantees, that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under Federal or state securities laws or brought by the Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that the Authorized Agent has accepted such designation, (ii) submits to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) agrees that service of process upon the Authorized Agent shall be deemed in every respect effective service of process upon each of the Company, each Guarantor, Parent and MidCo, as the case may be, in any such suit, action or proceeding, each of the Company, each Guarantor, Parent and MidCo further agree to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as this Indenture shall be in full force and effect; provided that each of the Company, each Guarantor, Parent and MidCo may and shall (to the extent the Authorized Agent ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee and the Security Agent, designate such additional or alternative agents for service of process under this Section 13.21 that (i) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (ii) are either (x) counsel for any of the Company, any Guarantor, Parent and MidCo or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (iii) agrees to act as agent for service of process in accordance with this Section 13.21. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the written request of any Holder, the Trustee shall deliver such information to such Holder. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for the Company and the Guarantor appointed and acting in accordance with this Section 13.21.

(b)          Each of the Company, each Guarantor, Parent and MidCo further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding against them by (i) serving a copy thereof upon any of the relevant Process Agents specified in clause (a) above, or (ii) or by mailing copies thereof by registered or certified air mail, postage prepaid, to each of the Company, each Guarantor, Parent or MidCo, at its address specified in or designated pursuant to this Indenture. Each of the Company, each Guarantor, Parent and MidCo agrees that the failure of any Process Agent specified in clause (a) above, to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(c)          Nothing herein shall in any way be deemed to limit the ability of the Trustee or any Holder to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over any of the Company, a Guarantor, Parent or MidCo or bring actions, suits or proceedings against them in such other jurisdictions, and in such manner, as may be permitted by applicable law.

(d)          Each of the Company, each Guarantor, Parent and MidCo hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture, the Notes or the Note Guarantees brought in the United States federal courts located in the County of New York or the courts of the State of New York located in the County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(e)          The provisions of this Section 13.21 shall survive any termination of this Indenture, in whole or in part, and shall survive delivery and payment for the Notes.

Section 13.22.  Waiver of Immunities. To the extent that the Company or any Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty, from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, or from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to their obligations, liabilities or any other matter under or arising out of or in connection with this Indenture, the Notes or the Note Guarantees, the Company and each Guarantor hereby irrevocably and unconditionally, to the extent permitted by applicable law, waives and agrees not to plead or claim any such immunity and consents to such relief and enforcement.

Section 13.23.  Judgment Currency. The Company and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Company or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase United States dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Company and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

ATENTO LUXCO 1
By:	/s/ Jose Antonio de Sousa Azevedo
Name: Jose Antonio de Sousa Azevedo
Title: Director and Authorised Signatory

[Signature Page to the Indenture]

ATENTO BRASIL S.A.
By:	/s/ Sérgio Passos
Name: Sérgio Passos
Title: Vice Presidente de Finanças

By:	/s/ Dimitrius Rogério de Oliveira
Name: Dimitrius Rogério de Oliveira
Title: Diretor Presidente

[Signature Page to the Indenture]

ATENTO MÉXICO HOLDCO S. DE R.L. DE C.V.
By:	/s/ Elia Santillan Moncayo
Name: Elia Santillan Moncayo
Title: Attorney-in-Fact

[Signature Page to the Indenture]

ATENTO TELESERVICIOS ESPAÑA, S.A.U.
By:	/s/ Luis Vazquez Espiga
Name: Luis Vazquez Espiga
Title: Authorised Signatory

[Signature Page to the Indenture]

ATENTO S.A.
By:	/s/ Jose Antonio de Sousa Azevedo
Name: Jose Antonio de Sousa Azevedo
Title: Authorised Signatory

[Signature Page to the Indenture]

ATALAYA LUXCO MIDCO
By:	/s/ Jose Antonio de Sousa Azevedo
Name: Jose Antonio de Sousa Azevedo
Title: Manager and Authorised Signatory
[Signature Page to the Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Hallie E. Field
Name: Hallie E. Field
Title: Vice President

[Signature Page to the Indenture]

WILMINGTON TRUST (LONDON) LIMITED, as Security Agent
By:	/s/ Candice De Reyck
Name: Candice De Reyck
Title: Vice President

[Signature Page to the Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[Temporary Regulation S Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO. ISIN NO._________________________

ATENTO LUXCO 1

8.000% Senior Secured Notes due 2026

Atento Luxco 1, a public limited liability company (“société anonyme”) incorporated under the laws of the Grand Duchy of Luxembourg, promises to pay to [Cede & Co.], or its registered assigns, the principal sum of _______________ Dollars, as revised by the Schedule of Increases and Decreases in Global Note attached hereto, on February 10, 2026.

Interest Payment Dates: February 10 and August 10, commencing on August 10, 2021.

Record Dates:  January 26 and July 26.

Additional provisions of this Note are set forth on the other side of this Note.

1 Insert in Global Notes only.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ATENTO LUXCO 1
By:
Name:
Title:

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TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
Authorized signatory

Dated: ____________________

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[FORM OF REVERSE SIDE OF NOTE]
ATENTO LUXCO 1

8.000% Senior Secured Notes due 2026

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.               Interest

Atento Luxco 1, a public limited liability company (“société anonyme”) incorporated under the laws of the Grand Duchy of Luxembourg, promises to pay interest on the principal amount of this Note at 8.000% per annum from February 10, 2021 until maturity. The Company will pay interest semiannually in arrears every February 10 and August 10 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from February 10, 2021; provided, that the first Interest Payment Date shall be August 10, 2021. The Company shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360 day year comprised of twelve 30 day months.

2.               Method of Payment

By no later than 10:00 a.m. (New York City time) on the date on which any principal of, premium, if any, and interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium, interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding January 26 and July 26 at the office or agency of the Company maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Company maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes

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will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

3.               Paying Agent and Registrar

The Company initially appoints Wilmington Trust, National Association, as trustee (the “Trustee”) as Registrar and Paying Agent for the Notes. The Company may change any Registrar or Paying Agent without prior notice to the Holders. The Company or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.               Indenture

The Company issued the Notes under an Indenture dated as of February 10, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Guarantors party thereto and the Trustee and Security Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture for a statement of those terms. In the event of a conflict between the terms of the Notes and the terms of the Indenture, the terms of the Indenture shall prevail.

5.               [Reserved]

6.               Guarantees

To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post filing or post-petition interest) on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantor, will fully and unconditionally Guarantee) such obligations on a senior basis pursuant to the terms of the Indenture.

7.               Redemption

(a)             At any time prior to February 10, 2024, the Company may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the Notes Register, at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but excluding the date

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of redemption (the “Redemption Date”), subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)             At any time and from time to time prior to February 10, 2024, the Company may redeem Notes with the Net Cash Proceeds received by the Company from any Equity Offering at a redemption price equal to 108.000% plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in an aggregate principal amount for all such redemptions not to exceed 40% of the original aggregate principal amount of the Notes (including Additional Notes); provided that (1) in each case, the redemption takes place not later than 180 days after the closing of the related Equity Offering, and (2) not less than 50% of the original aggregate principal amount of the Notes issued under the Indenture remains outstanding immediately thereafter, excluding Notes held by the Company or any of the Restricted Subsidiaries, unless all such Notes are redeemed substantially concurrently. The Trustee shall select the Notes to be purchased in the manner described under Sections 5.1 through 5.6 of the Indenture.

(c)             Except pursuant to clauses (a) and (b) of this paragraph 7 or as otherwise set forth below, the Notes will not be redeemable at the Company’s option prior to February 10, 2024. The Company will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the Indenture.

(d)             At any time and from time to time on or after February 10, 2024, the Company may redeem the Notes in whole or in part, upon not less than 15 nor more than 60 days’ notice, with a copy to the Trustee, to each Holder of the Notes to the address of such Holder appearing in the Notes Register (which notice shall be given in accordance with the provisions of Section 5.2 of the Indenture) at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable Redemption Date, if redeemed during the twelve-month period beginning on February 10 of the year indicated below:

Year	Percentage
2024	104.000%
2025 and thereafter	102.000%

(e)             Notice of any redemption of the Notes may, at the Company’s discretion, be given prior to the completion of a transaction (including an Equity Offering, an incurrence of Indebtedness, a Change of Control or other transaction) and any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if

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applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

(f)              If the optional Redemption Date is on or after a record date and on or before the corresponding interest payment date, the accrued and unpaid interest up to, but excluding, the Redemption Date will be paid on the Redemption Date to the Holder in whose name the Note is registered at the close of business on such record date in accordance with the applicable procedures of DTC, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company.

(g)             Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(h)             The Company may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 15 days’ nor more than 60 days’ written notice to the Holders of the Notes and the Trustee (which notice shall be given in accordance with the provisions of Sections 5.1 through 5.6 of the Indenture), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption (a “Tax Redemption Date”), premium, if any, and all Additional Amounts, if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise, if the Company determines that the Company or any Guarantor (including, in each case, a successor entity) is, or on the next date on which any amount would be payable in respect of the Notes, would be obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Company or Guarantor or successor entity (as the case may be) cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a payment agent located in another jurisdiction), as a result of:

(i)              any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Tax Jurisdiction affecting taxation which becomes effective on or after the Issue Date or, in the case of a Relevant Tax Jurisdiction that did not become a Relevant Tax Jurisdiction until after the Issue Date, the date on which such Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction under the Indenture; or

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(ii)            any change in, or amendment to, the official written application, administration, or interpretation of the laws, regulations or rulings of any Relevant Tax Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction or change in published practice or revenue guidance), on or after the Issue Date or, in the case of a Relevant Tax Jurisdiction that did not become a Relevant Tax Jurisdiction until after the Issue Date, the date on which such Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction under the Indenture (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”).

(i)              Any redemption pursuant to this paragraph 7 shall be made pursuant to the provisions of Sections 5.1 through 5.7 of the Indenture.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Company may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Company and its Affiliates, may, from time to time, seek to purchase the Company’s outstanding debt securities or loans, including the Notes, in privately negotiated or open market transactions, by tender offer or otherwise.

8.               Repurchase Provisions

If a Change of Control Repurchase Event occurs, unless the Company has previously or substantially concurrently therewith delivered a redemption notice with respect to all the outstanding Notes under Section 5.7, the Company shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase; provided that if the repurchase date is on or after the record date and on or before the corresponding interest payment date, then Holders in whose name the Notes are registered at the close of business on such record date will receive interest on the repurchase date.

In connection with any tender offer for the Notes, including a Change of Control Offer or Asset Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Company, or any third party making such a tender offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right upon not less than 15 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but not including, the date of such redemption.

Upon certain Asset Sales, the Company may be required to use the Excess Proceeds from such Asset Sales to offer to offer to purchase the maximum aggregate

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principal amount of Notes (that is in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof) and, at the Company’s option, Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.               Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the sending of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such sending or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.            Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.            [Reserved].

12.            Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, interest, if any, on the Notes to redemption or maturity, as the case may be.

13.            Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended, supplemented or otherwise modified or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company, the Guarantors, the Trustee and the Security Agent, as applicable, may amend or supplement the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement as provided in the Indenture.

14.            Defaults and Remedies

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If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or certain Guarantors) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Company and the Trustee, may declare the principal of and accrued and unpaid interest, if any, and any other monetary obligations on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, accrued and unpaid interest, if any, and other monetary obligations will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Company or certain Guarantors occurs and is continuing, the principal of, and accrued and unpaid interest and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the then outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

15.            Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Company; provided, however, that if the Trustee acquires any conflicting interest, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

16.            No Recourse Against Others

No director, member, officer, employee, incorporator or shareholder of the Company or any of its Subsidiaries or Affiliates, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

17.            Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

18.            Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN

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(= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

19.            CUSIP and ISIN Numbers

The Company has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed on the Notes.

20.            Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Atento Luxco 1
1, rue Hildegard Von Bingen
L-1282 Luxembourg

Grand Duchy of Luxembourg
Attention: Fredj Laouiti

Facsimile: +352 48 18 28 3461

With copy to: Shay Chor (email: shay.chor@atento.com)

21.            Security

The Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Security Agent holds the Collateral in trust for the benefit of itself, the Holders and the Trustee pursuant to the terms of the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Security Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform their obligations and exercise its rights thereunder in accordance therewith.

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature: ______________________

Signature Guarantee: ______________________________________________________
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad 15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Company and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Company.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐ acquired for the undersigned’s own account, without transfer; or
(2)	☐ transferred to the Company; or
(3)	☐ transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or
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(4)	☐ transferred pursuant to an effective registration statement under the Securities Act; or
(5)	☐ transferred pursuant to and in compliance with Regulation S under the Securities Act; or
(6)	☐ transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or an “accredited investor” (as defined in Rule 501(a)(4) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 or 2.10 of the Indenture, respectively); or
(7)	☐ transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad 15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of

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Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

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[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

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OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5 ☐         Section 3.9 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $___________________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date: __________ Your Signature __________________________________________
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee: _____________________________________________________
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad 15.

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EXHIBIT B

Form of Supplemental Indenture to Add Guarantors

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [      ], 20[   ], by and among the parties that are signatories hereto as Guarantors (the “Guaranteeing Subsidiary”), Wilmington Trust, National Association as Trustee, Wilmington Trust (London) Limited as Security Agent under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Company, the Guarantors, the Trustee and the Security Agent have heretofore executed and delivered an indenture dated as of February 10, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500,000,000 of 8.000% Senior Secured Notes due 2026 (the “Notes”) of the Company (as defined in the Indenture);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Security Agent a supplemental indenture to which the Guaranteeing Subsidiary shall unconditionally guarantee, on a joint and several basis with the other Guarantors, all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Trustee and the Security Agent are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Trustee and the Security Agent mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Article I
Definitions

Section 1.1.         Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

B-1

Article II
Agreement to be Bound; Guarantee

Section 2.1.         Agreement to be Bound. The Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2.         Guarantee. The Guaranteeing Subsidiary agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis.

Section 2.3.         Guarantee Limitation. The Guarantee granted herein by the Guaranteeing Subsidiary, which is incorporated in Spain, shall be deemed to have given only to the extent such Guarantee does not violate the financial assistance rules and limitations provided in articles 143 or 150 of the Reinstated Text of the Spanish Capital Companies Law (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) or under any other foreign law that is mandatorily applicable to a Guarantor organized under the laws of Spain. Therefore, the Guarantee granted by the Guaranteeing Subsidiary shall exclude expressly any liabilities that would cause the Guaranteeing Subsidiary to breach in any way whatsoever any financial assistance prohibition.

Article III
Miscellaneous

Section 3.1.         Notices. All notices and other communications to the Guarantor shall be given as provided in the Indenture to the Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Section 3.2.         Merger and Consolidation. The Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into another Person (other than the Company, the Company or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1 of the Indenture.

Section 3.3.         Release of Guarantee. This Note Guarantee shall be released in accordance with Section 10.2 of the Indenture.

Section 3.4.         Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5.         Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

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Section 3.6.         Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7.         Benefits Acknowledged. The Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Note Guarantee are knowingly made in contemplation of such benefits.

Section 3.8.         Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.9.         The Trustee and the Security Agent. Neither the Trustee nor the Security Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.10.     Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.11.     Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

Section 3.12.     Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR], as a Guarantor
By:
Name:
Title:

[ADDRESS FOR NOTICES]

Acknowledged by:

ATENTO LUXCO 1
By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST (LONDON) LIMITED, in its capacity as security agent under the Intercreditor Agreement, as Security Agent
By:
Name:
Title:

[Signature Page to Supplemental Indenture]